[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY DRUGMAX, INC. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.]

LOAN AND SECURITY AGREEMENT

WELLS FARGO RETAIL FINANCE, LLC

Agent for

The Lenders Referenced Herein

DRUGMAX, INC.

The Lead Borrower

For:

The Borrowers

October 12, 2005

Article 1 - - Definitions:		10
Article 2 - The Revolving Credit:		31
2.1.	Establishment of Revolving Credit.	31
2.2.	Advances in Excess of Borrowing Base (OverLoans).	32
2.3.	Risks of Value of Collateral.	32
2.4.	Commitment to Make Revolving Credit Loans and Support Letters of Credit	32
2.5.	Revolving Credit Loan Requests.	33
2.6.	Suspension of Revolving Credit	34
2.7.	Making of Revolving Credit Loans.	34
2.8.	The Loan Account.	34
2.9.	The Revolving Credit Notes	35
2.10.	Payment of The Loan Account.	35
2.11.	Interest on Revolving Credit Loans.	36
2.12.	Unused Line Fee	37
2.13.	Revolving Credit Early Termination Fee	37
2.14.	Concerning Fees	37
2.15.	Agent's and Revolving Credit Lenders' Discretion.	37
2.16.	Procedures For Issuance of L/C's.	38
2.17.	Fees For L/C's.	39
2.18.	Concerning L/C's.	40
2.19.	Changed Circumstances.	41
2.20.	Designation of Lead Borrower as Borrowers' Agent.	42
2.21.	Lenders' Commitments	42
Article 3 - Conditions Precedent:		44
3.1.	Corporate Due Diligence.	44
3.2.	Opinion	44
3.3.	Additional Documents	44

(i)

3.4.	Officers' Certificates	45
3.5.	Representations and Warranties	45
3.6.	Minimum Day One Availability	45
3.7.	All Fees and Expenses Paid	45
3.8.	No Borrower In Default	45
3.9.	No Adverse Change	46
3.10.	Benefit of Conditions Precedent	46
Article 4 - General Representations, Covenants and Warranties:		46
4.1.	Payment and Performance of Liabilities	46
4.2.	Due Organization. Authorization. No Conflicts.	46
4.3.	Trade Names.	47
4.4.	Infrastructure.	47
4.5.	Locations.	48
4.6.	Encumbrances	48
4.7.	Indebtedness	49
4.8.	Insurance.	49
4.9.	Licenses	50
4.10.	Leases	50
4.11.	Requirements of Law	50
4.12.	Labor Relations.	50
4.13.	Maintain Properties	51
4.14.	Taxes.	51
4.15.	No Margin Stock	52
4.16.	ERISA.	52
4.17.	Hazardous Materials.	53
4.18.	Litigation	53
4.19.	Dividends. Investments. Corporate Action	53

(ii)

4.20.	Loans	54
4.21.	Protection of Assets	55
4.22.	Line of Business	55
4.23.	Affiliate Transactions	55
4.24.	Further Assurances.	55
4.25.	Adequacy of Disclosure.	56
4.26.	No Restrictions on Liabilities	56
4.27.	Other Covenants	56
4.28.	Pharmaceutical Laws.	57
4.29.	HIPAA Compliance.	57
4.30.	Compliance with Health Care Laws.	57
4.31.	Prescription Files	58
4.32.	Sale of Valley Drug Company	59
Article 5 - Financial Reporting and Performance Covenants:		59
5.1.	Maintain Records	59
5.2.	Access to Records.	60
5.3.	Immediate Notice to Agent.	60
5.4.	Borrowing Base Certificate	61
5.5.	Intentionally Omitted.	61
5.6.	Monthly Reports	61
5.7.	Intentionally Omitted	61
5.8.	Annual Reports.	61
5.9.	Officers' Certificates	62
5.10.	Inventories, Appraisals, and Audits.	62
5.11.	Additional Financial Information.	63
5.12.	Financial Performance Covenants	64

(iii)

Article 6 - Use of Collateral:		64
6.1.	Use of Inventory Collateral.	64
6.2.	Inventory Quality	64
6.3.	Adjustments and Allowances	65
6.4.	Validity of Accounts.	65
6.5.	Notification to Account Debtors	65
Article 7 - Cash Management. Payment of Liabilities:		65
7.1.	The Concentration, Blocked, and Operating Accounts.	65
7.2.	Proceeds and Collections.	66
7.3.	Payment of Liabilities.	66
7.4.	The Operating Account	67
7.5.	Medicare and Medicaid Payments.	67
Article 8 - Grant of Security Interest:		68
8.1.	Grant of Security Interest	68
8.2.	Extent and Duration of Security Interest.	69
Article 9 - Agent As Borrowers' Attorney-In-Fact:		69
9.1.	Appointment as Attorney-In-Fact	69
9.2.	No Obligation to Act	70
Article 10 - Events of Default:		70
10.1.	Failure to Pay the Revolving Credit	70
10.2.	Failure To Make Other Payments	70
10.3.	Failure to Perform Covenant or Liability (No Grace Period)	70
10.4.	Failure to Perform Covenant or Liability (Grace Period)	70
10.5.	Misrepresentation	70
10.6.	Acceleration of Other Debt. Breach of Lease	71
10.7.	Default Under Other Agreements	71
10.8.	Uninsured Casualty Loss	71
10.9.	Attachment. Judgment. Restraint of Business.	71

(iv)

10.10.	Business Failure	71
10.11.	Bankruptcy	72
10.12.	Indictment - Forfeiture	72
10.13.	Guarantor's Default	72
10.14.	Termination of Guaranty	72
10.15.	Challenge to Loan Documents.	72
10.16.	Change in Control	72
Article 11 - Rights and Remedies Upon Default:		72
11.1.	Acceleration	72
11.2.	Rights of Enforcement	73
11.3.	Sale of Collateral.	73
11.4.	Occupation of Business Location	74
11.5.	Grant of Nonexclusive License	74
11.6.	Assembly of Collateral	74
11.7.	Rights and Remedies	74
Article 12 - Revolving Credit Fundings and Distributions:		74
12.1.	Revolving Credit Funding Procedures	74
12.2.	Agent's Covering of Fundings:	75
12.3.	Ordinary Course Distributions	76
Article 13 - Acceleration and Liquidation:		77
13.1.	Acceleration Notices	77
13.2.	Acceleration	77
13.3.	Initiation of Liquidation	77
13.4.	Actions At and Following Initiation of Liquidation	77
13.5.	Agent's Conduct of Liquidation	78
13.6.	Distribution of Liquidation Proceeds:	78
13.7.	Relative Priorities To Proceeds of Liquidation	78

(v)

Article 14 - The Agent:		79
14.1.	Appointment of The Agent	79
14.2.	Responsibilities of Agent	79
14.3.	Concerning Distributions By the Agent	80
14.4.	Dispute Resolution	81
14.5.	Distributions of Notices and Other Documents	81
14.6.	Confidential Information	81
14.7.	Reliance by Agent	82
14.8.	Non-Reliance on Agent and Other Revolving Credit Lenders	82
14.9.	Indemnification	83
14.10.	Resignation of Agent.	83
Article 15 - Action By Agent - Consents - Amendments - Waivers:		83
15.1.	Administration of Credit Facilities.	83
15.2.	Actions Requiring or On Direction of Majority Lenders	84
15.3.	Actions Requiring or On Direction of SuperMajority Lenders	84
15.4.	Action Requiring Certain Consent	85
15.5.	Actions Requiring or Directed By Unanimous Consent	85
15.6.	Actions Requiring Agent's Consent.	86
15.7.	Miscellaneous Actions	86
15.8.	Actions Requiring Lead Borrower's Consent	87
15.9.	NonConsenting Revolving Credit Lender	87
Article 16 - Assignments By Revolving Credit Lenders:		88
16.1.	Assignments and Assumptions:	88
16.2.	Assignment Procedures	89
16.3.	Effect of Assignment.	89
Article 17 - Notices:		90
17.1.	Notice Addresses	90

(vi)

If to the Agent:		90
17.2.	Notice Given.	91
17.3.	Wire Instructions. Notice Given	91
Article 18 - Term:		91
18.1.	Termination of Revolving Credit	91
18.2.	Actions On Termination.	91
Article 19 - General:		92
19.1.	Protection of Collateral	92
19.2.	Publicity	92
19.3.	Successors and Assigns	92
19.4.	Severability	93
19.5.	Amendments. Course of Dealing.	93
19.6.	Power of Attorney	93
19.7.	Application of Proceeds	93
19.8.	Increased Costs	93
19.9.	Costs and Expenses of the Agent .	94
19.10.	Copies and Facsimiles	94
19.11.	Massachusetts Law	95
19.12.	Consent to Jurisdiction.	95
19.13.	Indemnification	95
19.14.	Rules of Construction	96
19.15.	Intent	97
19.16.	Right of Set-Off	98
19.17.	Pledges To Federal Reserve Banks	98
19.18.	Maximum Interest Rate	98
19.19.	Waivers.	98

(vii)

EXHIBITS

1	:	Borrowers
2.9	:	Revolving Credit Note
2.22	:	Revolving Credit Lenders' Commitments
4.2	:	Affiliates
4.2(h)		Inactive Subsidiary Assets
4.3	:	Trade Names
4.5	:	Locations
4.6	:	Permitted Encumbrances
4.7	:	Permitted Indebtedness
4.8	:	Insurance
4.10	:	Capital Leases
4.12		Loans
4.14	:	Taxes
4.18	:	Litigation
4.20		Loans by Borrowers
4.29	:	Business Associate Agreements
4.30	:	Participation Agreements
5.4	:	Borrowing Base Certificate
5.6	:	Monthly Financial Reporting Requirements
5.12(a)	:	Financial Performance Covenants
5.12(b)	:	Business Plan
8.2(b)	:	Excluded Assets
16.2	:	Assignment / Acceptance

LOAN AND SECURITY AGREEMENT

October 12, 2005

THIS AGREEMENT is made between

WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company with offices at One Boston Place - - 18th Floor, Boston, Massachusetts 02109, as agent (in such capacity, herein the "Agent") for the ratable benefit of the "Revolving Credit Lenders", who are, at present, those financial institutions identified on the signature pages of this Agreement and who in the future are those Persons (if any) who become "Revolving Credit Lenders" in accordance with the provisions of Article 16 - , below;

and

The Revolving Credit Lenders;

and

DRUGMAX, INC. (in such capacity, the "Lead Borrower"), a Nevada corporation with its principal executive offices at 312 Farmington Avenue, Farmington, Connecticut 06032, as agent for the Persons listed on EXHIBIT 1, annexed hereto (individually, a "Borrower" and collectively, the "Borrowers"), in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

WITNESSETH:

Article 1 - - Definitions:

As used herein, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

"Acceleration": The making of demand or declaration that any indebtedness, not otherwise due and payable, is due and payable. Derivations of the word "Acceleration" (such as "Accelerate") are used with like meaning in this Agreement.

"Acceleration Notice": Written notice as follows:

(a)	From the Agent to the Revolving Credit Lenders, as provided in Section 13.1(a).

(b)	From the SuperMajority Lenders to the Agent, as provided in Section 13.1(b).

"Account Debtor": Has the meaning given that term in the UCC.

"Accounts" and "Accounts Receivable": Include, without limitation, "accounts" as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; energy provided or to be provided; for the use or hire of a vessel; arising out of the use of a credit or charge card or information contained on or used with that card; winnings in a lottery or other game of chance; and Health-Care-Insurance receivables; and also all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

"ACH": Automated clearing house.

"Affiliate": The following:

(a)
With respect to any two Persons, a relationship in which (i) one holds, directly or indirectly, not less than Fifty Percent (50%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) not less than Fifty Percent (50%) of their respective ownership is directly or indirectly held by the same third Person.

(b)
Any Person which: is a parent, brother-sister, subsidiary, or affiliate, of a Borrower; could have such enterprise's tax returns or financial statements consolidated with that Borrower's; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which any Borrower is a member; or controls or is controlled by any Borrower.

"Agent": Is referred to in the Preamble.

"Agent's Cover": Is defined in Section 12.2(c)(i).

"Agent's Rights and Remedies": Is defined in Section 11.7.

"Applicable Law": As to any Person: (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or appropriately claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

“Appraised Prescription Files Liquidation Value”: The net appraised liquidation value of the Borrowers’ Prescription Files as determined from time to time by an independent appraiser reasonably satisfactory to the Agent rolled forward monthly based on recent pharmacy Prescription Files activity.

"Assigning Revolving Credit Lender": Is defined in Section 16.1(a).

"Assignment and Acceptance": Is defined in Section 16.2.

"Availability": The result of the following:

(a)	The lesser of:

(i)	The Revolving Credit Ceiling

or

(ii)	The Borrowing Base

Minus

(b)	The sum of:

(i)	The aggregate unpaid balance of the Loan Account,

(ii)	The aggregate undrawn Stated Amount of all then outstanding L/C's,

(iii)	The aggregate of the Availability Reserves, and

(iv)	The Minimum Reserve.

"Availability Reserves": Such reserves as the Agent from time to time determines in the Agent's discretion as being appropriate to reflect the impediments to the Agent's ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following (without duplication for any Inventory Reserves, Receivables Reserves, and Prescription Files Reserves):

(a)	Rent in an amount equal to One (1) month’s rent for each of the Borrowers’ leased locations (but only if a landlord's waiver, acceptable to the Agent, has not been received by the Agent).

(b)	Customer Credit Liabilities.

(c)	Bank Product Reserves.

(d)	Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which might have priority over the Collateral Interests of the Agent in the Collateral.

“Average Excess Availability”: Means, for the applicable quarter, the aggregate of the amount of Excess Availability on each day in such quarter, divided by the number of days in such quarter.

“Bank Product Agreements”: Those certain cash management service agreements entered into from time to time by the Borrowers in connection with any of the Bank Products.

“Bank Product Obligations”: All obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrowers to Wells Fargo Bank, N. A. or any of its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that the Borrowers are obligated to reimburse to any Revolving Credit Lender as a result of such Revolving Credit Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Borrowers pursuant to the Bank Product Agreements.

“Bank Products” Any service or facility extended to the Borrowers by Wells Fargo Bank, N. A. or any of its Affiliates, including the following:

(a)	credit cards,

(b)	credit card processing services,

(c)	debit cards,

(d)	purchase cards,

(e)	ACH Transactions,

(f)	cash management, including controlled disbursement, accounts or services, and

(g)	hedge agreements.

“Bank Product Reserves”: As of any date of determination, the amount of reserves that the Agent has established (based upon Wells Fargo Bank, N. A.’s or its Affiliate’s reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

"Bankruptcy Code": Title 11, U.S.C., as amended from time to time.

"Blocked Account": Any DDA into which the contents of any other DDA is transferred.

"Blocked Account Agreement": An Agreement, in form satisfactory to the Agent, which Agreement recognizes the Agent's Collateral Interest in the contents of the DDA which is the subject of such Agreement and agrees that such contents shall be transferred only to the Concentration Account or as otherwise instructed by the Agent.

“BOA”: Bank of America, N.A.

"Borrower" and "Borrowers": Is defined in the Preamble.

"Borrowing Base": The sum of:

(a)	The lesser of

(i)	The (x) Cost of Eligible Retail Inventory (net of Inventory Reserves) multiplied by the Inventory Advance Rate, plus (y) Cost of Eligible Wholesale Inventory (net of Inventory Reserves) multiplied by the Inventory Advance Rate and

(ii)	The (x) Cost of Eligible Retail Inventory (net of Inventory Reserves) multiplied by ** of the NRLV and (y) Cost of Eligible Wholesale Inventory (net of Inventory Reserves) multiplied by ** of the NRLV plus

(b)	The lesser of

(i)	the sum of :

(x)	The face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate, plus

(y)	The face amount of Eligible Third Party Receivables (net of Receivables Reserves) multiplied by the Third Party Receivables Advance Rate,

and

(ii)	**

plus

(c)	The lesser of (i) ** and (ii) the result of the Appraised Prescription Files Liquidation Value (net of Prescription Files Reserves) multiplied by the Prescription Files Advance Rate,

"Borrowing Base Certificate": Is defined in Section 5.4.

"Business Day": Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts or in Hartford, Connecticut, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Agent is not open to the general public to conduct business.

"Business Plan": The Borrowers' business plan annexed hereto as EXHIBIT 5.12(b) and any revision, amendment, or update of such business plan to which the Lender has provided its written sign-off.

"Capital Expenditures": The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

"Capital Lease": Any lease which may be capitalized in accordance with GAAP.

"Change in Control": The occurrence of any of the following:

(a)
The acquisition, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 33 1/3% or more of the issued and outstanding capital stock of the Lead Borrower having the right, under ordinary circumstances, to vote for the election of directors of the Lead Borrower.

(b)
More than half of the persons who were directors of the Lead Borrower on the first day of any period consisting of twelve (12) consecutive calendar months (the first of which twelve (12) month periods commencing with the first day of the month during which this Agreement was executed), cease, for any reason other than death or disability, to be directors of the Lead Borrower.

(c)	Failure of the Lead Borrower to own, beneficially and of record, directly or indirectly, 100% of the capital stock of all other Borrowers.

"Chattel Paper": Has the meaning given that term in the UCC.

"Collateral": Is defined in Section 8.1.

"Collateral Interest": Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

"Concentration Account": Is defined in Section 7.1.

"Consent": Actual consent given by the Revolving Credit Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Revolving Credit Lender from the Agent of a proposed course of action to be followed by the Agent without such Revolving Credit Lender's giving the Agent written notice of that Revolving Credit Lender's objection to such course of action, provided that the Agent may rely on such passage of time as consent by a Revolving Credit Lender only if such written notice states that consent will be deemed effective if no objection is received within such time period.

"Consolidated": When used to modify a financial term, test, statement, or report, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of the Borrowers.

"Cost": The lower of (a) or (b), where:

(a)
is the calculated cost of purchases, based upon the Borrowers' accounting practices, known to the Agent, which practices are in effect on the date on which this Agreement was executed as such calculated cost is determined from: invoices received by the Borrowers; the Borrowers' purchase journal; or the Borrowers' stock ledger.

(b)
is the cost equivalent of the lowest ticketed or promoted price at which the subject Inventory is offered to the public, after all mark-downs (whether or not such price is then reflected on the Borrowers' accounting system), which cost equivalent is determined in accordance with the FIFO method of accounting, reflecting the Borrowers' historic business practices.

("Cost" does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers' calculation of cost of goods sold).

"Costs of Collection": Includes, without limitation, all attorneys' reasonable fees and reasonable out-of-pocket expenses incurred by the Agent's attorneys, and all reasonable out-of-pocket costs incurred by the Agent in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Agent, where such costs and expenses are directly or indirectly related to or in respect of the Agent's: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Agent's Rights and Remedies and/or any of the rights and remedies of the Agent against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). "Costs of Collection" also includes the reasonable fees and expenses of Lenders' Special Counsel. The Costs of Collection are Liabilities, and at the Agent's option may bear interest at the then effective Prime Margin Rate.

"Credit Card Advance Rate": **

"Customer Credit Liability": Gift certificates, customer deposits, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of any Borrower to its retail customers and prospective customers.

"DDA": Any checking or other demand daily depository account maintained by any Borrower other than any Exempt DDA.

"Delinquent Revolving Credit Lender": Is defined in Section 12.2(c).

"Deposit Account": Has the meaning given that term in the UCC and also includes all demand, time, savings, passbook, or similar accounts maintained with a bank.

"Documents": Has the meaning given that term in the UCC.

"Documents of Title": Has the meaning given that term in the UCC.

"EBITDA": The Borrowers' Consolidated earnings before interest, taxes, depreciation, and amortization, but excluding extraordinary gains and losses and gains and losses from the sale of assets other than in the ordinary course of business, and excluding non-cash compensation charges related to stock options and restricted stock, each as determined in accordance with GAAP.

"Eligible Assignee": A bank, insurance company, or company engaged in the business of making commercial loans having a combined capital and surplus in excess of $50,000,000.00 or any Affiliate of any Revolving Credit Lender, or any Person to whom a Revolving Credit Lender assigns its rights and obligations under this Agreement as part of a programmed assignment and transfer of such Revolving Credit Lender's rights in and to a material portion of such Revolving Credit Lender's portfolio of asset based credit facilities.

"Eligible Credit Card Receivables": Under four (4) Business Day accounts due on a non-recourse basis from major credit card processors (which, if due on account of a private label credit card program, are deemed in the reasonable discretion of the Agent to be eligible).

"Eligible Inventory": Eligible Retail Inventory and Eligible Wholesale Inventory.

"Eligible Retail Inventory": Such of the Borrowers' Retail Inventory, at such locations, and of such types, character, qualities and quantities, as the Agent in its reasonable discretion from time to time determines to be acceptable for borrowing, as to which Inventory, the Agent has a perfected security interest which is prior and superior to all security interests, claims, and Encumbrances (other than Permitted Encumbrances).

"Eligible Wholesale Inventory": Such of the Borrowers' Wholesale Inventory, at such locations, and of such types, character, qualities and quantities, as the Agent in its reasonable discretion from time to time determines to be acceptable for borrowing, as to which Inventory, the Agent has a perfected security interest which is prior and superior to all security interests, claims, and Encumbrances (other than Permitted Encumbrances).

“Eligible Third Party Receivables”: Accounts due to the Borrowers on a non-recourse basis from insurance companies and other Persons reasonably acceptable to the Agent as arise in the ordinary course of business including, without limitation, prescription receivables, which have been earned by performance, have been adjudicated and are deemed by the Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Agent, none of the following shall be deemed to be Eligible Third Party Receivables:

(a)	Accounts that have been outstanding for more than ninety (90) days past billing date;

(b)	Accounts due from any insurance company to the extent that fifty percent (50%) or more of all Accounts from such insurance company are not Eligible Third Party Receivables under clause (a) above;

(c)	Accounts with respect to which no Borrower has good, valid and marketable title, free and clear of any Encumbrance (other than Encumbrances granted to the Agent);

(d)	Accounts that are not subject to a first priority security interest in favor of the Agent;

(e)	Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(f)	The aggregate of all Accounts which are owed by any person employed by, or a salesperson of, any Borrower;

(g)	Accounts with credit balances which are more than 90 days past due;

(h)	Voided sales in an amount equal to such percentage of the aggregate amount of Accounts Receivable at such time as shall be in accordance with Borrowers’ historical performance;

(i)	Intercompany Accounts Receivable;

(j)	Finance Charges with respect to any Accounts Receivable;

(k)	COD Accounts Receivable; or

(l)	Accounts which the Agent determines in its reasonable discretion to be uncertain of collection.

"Employee Benefit Plan": As defined in ERISA.

"Encumbrance": Each of the following:

(a)	A Collateral Interest or agreement to create or grant a Collateral Interest; the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

(b)	The filing of any financing statement under the UCC or comparable law of any jurisdiction.

"End Date": The date upon which all of the following conditions are met: (a) all payment Liabilities described in Section 18.2(a) have been paid in full; (b) all obligations of any Revolving Credit Lender to make loans and advances and to provide other financial accommodations to the Borrowers hereunder shall have been irrevocably terminated; and (c) those arrangements concerning L/C's, Bank Products, and Bank Product Obligations which are described in Section 18.2(b) have been made.

"Environmental Laws": All of the following:

(a)	Applicable Law which regulates or relates to, or imposes any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

(b)	The common law relating to damage to Persons or property from Hazardous Materials.

"Equipment": Includes, without limitation, "equipment" as defined in the UCC, and also all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of a Borrowers' business, and any and all accessions or additions thereto, and substitutions therefor.

“Equity Proceeds”: Cash proceeds received by Lead Borrower as a result of the issuance and sale of common stock of the Lead Borrower, net of reasonable expenses related thereto incurred by Lead Borrower.

"ERISA": The Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate": Any Person which is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes any Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

"Events of Default": Is defined in Article 10 - . An "Event of Default" shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in accordance with this Agreement.

“Excess Availability”: As of any date of determination, the excess, if any, of (a) Availability over (b) the sum of (i) all then held checks (other than held checks drawn to pay accounts which are not more than thirty (30) days beyond stated credit terms); (ii) accounts payable which are more than sixty (60) days beyond credit terms (including any extended vendor credit terms, but specifically excluding extended term amounts, not to exceed $10 million at any time outstanding, owed to Borrowers' prime pharmaceutical vendor) then accorded the Borrowers other than by reason of bona fide dispute; and (iii) overdrafts.

"Exempt DDA": A depository account maintained by any Borrower, the only contents of which may be transfers from the Operating Account and actually used solely (i) for petty cash purposes; or (ii) for payroll.

“Existing Credit Facility”: That certain Second Amended and Restated Credit Agreement, dated as of December 9, 2004 by and among Familymeds, Inc., Valley Drug Company and Valley Drug Company South, the other parties signatory thereto and General Electric Capital Corporation, as agent.

“Fee Letter”: The Fee Letter dated the Closing Date between and among the Borrowers and Agent.

"Fiscal": When followed by "month" or "quarter", the relevant fiscal period based on the Borrowers' fiscal year and accounting conventions (e.g. reference to "Fiscal 2005" is to the fiscal month of the Borrowers’ fiscal year ending in 2005). When followed by reference to a specific year, the fiscal year which ends in a month of the year to which reference is being made (e.g. if the Borrowers' fiscal year ends in January 2005 reference to that year would be to the Borrowers' "Fiscal 2005").

“Fiscal Intermediary”: Any qualified insurance company or other financial institution that has entered into an ongoing relationship with any Governmental Authority to make payments to payees under Medicare, Medicaid or any other Federal, State or local public health care or medical assistance program pursuant to any of the Health Care Laws.

"Fixtures": Has the meaning given that term in the UCC.

"GAAP": Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

"General Intangibles": Includes, without limitation, "general intangibles" as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to any Borrower; credit memoranda in favor of any Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of any Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of any Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by any Borrower or credit extended or services performed, by any Borrower, whether intended for an individual customer or the general business of any Borrower, or used or useful in connection with research by any Borrower.

"Goods": Has the meaning given that term in the UCC, and also includes all things movable when a security interest therein attaches and also all computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such manner that it customarily is considered part of the goods or (ii) by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods.

“Governmental Receivables Blocked Account Agreement”: The Blocked Account Agreement ( Government Healthcare Receivables) dated as of October 12, 2005, among the Agent, FamilyMeds, Inc. and BOA.

“Government Receivables Blocked Account”: Is defined in Section 7.5.

“Governmental Receivables Lockbox Account Agreement”: The Lockbox Account Agreement ( Government Healthcare Receivables) dated as of October 12, 2005, among the Agent, FamilyMeds, Inc. and BOA.

“Government Receivables Lockbox Account”: Is defined in Section 7.5.

"Gross Margin": With respect to the subject accounting period for which being calculated, the decimal equivalent of the following (determined in accordance with the retail method of accounting):

Sales (Minus) Cost of Goods Sold
Sales

"Hazardous Materials": Any (a) substance which is defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

"Health Care Laws": All Federal, State and local laws, rules, regulations, interpretations, guidelines, ordinances and decrees primarily relating to patient healthcare, any health care provider, medical assistance and cost reimbursement program, as now or at any time hereafter in effect, including, but not limited to, the Social Security Act, the Social Security Amendments of 1972, the Medicare-Medicaid Anti-Fraud and Abuse Amendments of 1977, the Medicare and Medicaid Patient and Program Protection Act of 1987 and HIPAA.

"Health-Care-Insurance-Receivable": Has the meaning given that term in UCC and also refers to any interest in or claim under a policy of insurance which is a right to payment of a monetary obligation for healthcare goods or services provided.

 "HIPAA": The Health Insurance Portability and Accountability Act of 1996, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“HIPAA Compliance Plan”: Is defined in Section 4.29.

“Inactive Companies”: Arrow Prescription Leasing Corp., Desktop Media Group, Discount RX, Inc., a Louisiana corporation, Discount RX, Inc., a Nevada corporation, DrugMax.com, Inc., Familymeds Holdings, Inc. and Vetmall.

"Indebtedness": All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

(a)
In respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

(b)	In connection with any letter of credit or acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

(c)	In connection with the sale or discount of accounts receivable or chattel paper of such Person.

(d)	On account of deposits or advances.

(e)	As lessee under Capital Leases.

(f)	In connection with any sale and leaseback transaction.

"Indebtedness" also includes:

(x)	Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

(y)	Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any obligation of any third party.

(z)	The Indebtedness of a partnership or joint venture for which such Person is liable as a general partner or joint venturer.

"In Default": Any occurrence, circumstance, or state of facts with respect to a Borrower which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

"Indemnified Person": Is defined in Section 19.13.

"Instruments": Has the meaning given that term in the UCC.

"Interest Payment Date": With reference to:

(a)	Each LIBOR Loan: The last day of the Interest Period relating thereto; the Termination Date; and the End Date.

(b)	Each Prime Margin Loan: The first day of each month; the Termination Date; and the End Date.

 "Interest Period": The following:

(a)
With respect to each LIBOR Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of, or conversion to, the subject LIBOR Loan and ending one (1), two (2) or three (3) months thereafter, as the Lead Borrower may elect by notice (pursuant to Section 2.5) to the Agent.

(b)	With respect to each Prime Margin Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of or conversion to such Prime Margin Loan and ending on that date (i) as of which the subject Prime Margin Loan is converted to a LIBOR Loan, as the Lead Borrower may elect by notice (pursuant to Section 2.5) to the Agent, or (ii) on which the subject Prime Margin Loan is paid by the Borrowers.

(c)	The setting of Interest Periods is in all instances subject to the following:

(i)	Any Interest Period for a Prime Margin Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

(ii)	Any Interest Period for a LIBOR Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event such Interest Period shall end on the last Business Day of the month during which the Interest Period ends.

(iii)	Subject to Subsection (iv), below, any Interest Period applicable to a LIBOR Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Business Day of the month during which that Interest Period ends.

(iv)	Any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(v)	The number of Interest Periods in effect at any one time is subject to Section 2.11(e).

"Inventory": Includes, without limitation, "inventory" as defined in the UCC and also all: (a) Goods which are leased by a Person as lessor; are held by a Person for sale or lease or to be furnished under a contract of service; are furnished by a Person under a contract of service; or consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed and rejected; (d) packaging, advertising, and shipping materials related to any of the foregoing; (e) all names, marks, and General Intangibles affixed or to be affixed or associated thereto; and (f) Documents and Documents of Title which represent any of the foregoing.

"Inventory Advance Rate": **

"Inventory Reserves": Such Reserves as may be established from time to time by the Agent in the Agent's reasonable discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory may include (but are not limited to) reserves based on the following:

(a)	Obsolescence (based upon Inventory on hand beyond a given number of days).

(b)	Seasonality.

(c)	Shrinkage.

(d)	Imbalance.

(e)	Change in Inventory character.

(f)	Change in Inventory composition

(g)	Change in Inventory mix.

(h)	Markdowns (both permanent and point of sale)

(i)	Retail markons and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events.

"Investment Property": Has the meaning given that term in the UCC.

"Issuer": The issuer of any L/C.

"L/C": Any letter of credit, the issuance of which is procured by the Agent for the account of any Borrower and any acceptance made on account of such letter of credit.

"Lead Borrower": Defined in the Preamble.

"Lease": Any lease or other agreement, no matter how styled or structured, pursuant to which a Borrower is entitled to the use or occupancy of any space.

"Leasehold Interest": Any interest of a Borrower as lessee under any Lease.

"Lenders' Special Counsel": A single counsel, selected by the Majority Lenders following the occurrence of an Event of Default, to represent the interests of the Revolving Credit Lenders in connection with the enforcement, attempted enforcement, or preservation of any rights and remedies under this, or any other Loan Document, as well as in connection with any "workout", forbearance, or restructuring of the credit facility contemplated hereby.

"Letter-of-Credit Right": Has the meaning given that term in UCC and also refers to any right to payment or performance under an L/C, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

"Liabilities": Includes, without limitation, the following:

(a)	All and each of the following, whether now existing or hereafter arising under this Agreement or under any of the other Loan Documents:

(i)	Any and all direct and indirect liabilities, debts, and obligations of each Borrower to the Agent or any Revolving Credit Lender, each of every kind, nature, and description.

(ii)	Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by any Borrower to the Agent or any Revolving Credit Lender (including all future advances whether or not made pursuant to a commitment by the Agent or any Revolving Credit Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Agent or any Revolving Credit Lender may hold against any Borrower.

(iii)	All notes and other obligations of each Borrower now or hereafter assigned to or held by the Agent or any Revolving Credit Lender, each of every kind, nature, and description.

(iv)	All interest, fees, and charges and other amounts which may be charged by the Agent or any Revolving Credit Lender to any Borrower and/or which may be due from any Borrower to the Agent or any Revolving Credit Lender from time to time.

(v)	All Bank Product Obligations.

(vi)	All costs and expenses incurred or paid by the Agent or any Revolving Credit Lender in respect of any agreement between any Borrower and the Agent or any Revolving Credit Lender or instrument furnished by any Borrower to the Agent or any Revolving Credit Lender (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses).

(vii)	Any and all covenants of each Borrower to or with the Agent or any Revolving Credit Lender and any and all obligations of each Borrower to act or to refrain from acting in accordance with any agreement between that Borrower and the Agent or any Revolving Credit Lender or instrument furnished by that Borrower to the Agent or any Revolving Credit Lender.

(viii)	Each of the foregoing as if each reference to the " the Agent or any Revolving Credit Lender" were to each Affiliate of the Agent.

(b)
Any and all direct or indirect liabilities, debts, and obligations of each Borrower to the Agent or any Affiliate of the Agent, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of any Borrower pursuant to this or any other Loan Document, including cash management services and the issuances of L/C's.

"LIBOR Business Day": Any day which is both a Business Day and a day on which the principal interbank market for LIBOR deposits in London in which Wells Fargo Bank, N. A. participates is open for dealings in United States Dollar deposits.

"LIBOR Loan": Any Revolving Credit Loan which bears interest at a LIBOR Rate.

"LIBOR Margin": The following applicable percentage, based upon the corresponding Average Excess Availability:

Level	LIBOR Margin	Average Excess Availability
I	**	Less than $3,000,000.00
II	**	Greater than or equal to $3,000,000.00 but less than $10,000,000.00
III	**	Greater than or equal to $10,000,000.00

The Margin on the Closing Date shall be established at Level II and adjusted quarterly thereafter based upon the applicable Average Excess Availability.

"LIBOR Offer Rate": That rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Agent to be the highest prevailing rate per annum at which deposits on U.S. Dollars are offered to Wells Fargo Bank, N. A., by first-class banks in the London interbank market in which Wells Fargo Bank, N. A. participates at or about 10:00 a.m. (Boston Time) two (2) LIBOR Business Days before the first day of the Interest Period for the subject LIBOR Loan, for a deposit approximately in the amount of the subject loan for a period of time approximately equal to such Interest Period.

"LIBOR Rate": That per annum rate which is the aggregate of the LIBOR Offer Rate plus the LIBOR Margin except that, in the event that the Agent determines that any Revolving Credit Lender may be subject to the Reserve Percentage, the "LIBOR Rate" shall mean, with respect to any LIBOR Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all LIBOR Loans thereafter made, an interest rate per annum equal the sum of (a) plus (b), where:

(a)	is the decimal equivalent of the following fraction:

LIBOR Offer Rate
1 minus Reserve Percentage

and

(b)	is the applicable LIBOR Margin.

"Liquidation": The exercise, by the Agent, of those rights accorded to the Agent under the Loan Documents as a creditor of the Borrowers following and on account of the occurrence of an Event of Default looking towards the realization on the Collateral. Derivations of the word "Liquidation" (such as "Liquidate") are used with like meaning in this Agreement.

"Loan Account": Is defined in Section 2.8.

"Loan Commitment": With respect to each Revolving Credit Lender, that respective Revolving Credit Lender's Revolving Credit Dollar Commitment.

"Loan Documents": This Agreement and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby or in connection with any transaction with the Agent or any Affiliate of the Agent, including, without limitation, any transaction which arises out of any cash management, depository, investment, letter of credit, interest rate protection, or equipment leasing services provided by the Agent or any Affiliate of the Agent, including any Bank Product Agreements, as each may be amended from time to time.

"Lockbox": An arrangement to which the Borrower is a party, pursuant to which payments on account of the Borrower's Receivables Collateral are made to a post office box, access to which is limited to a bank which processes such payments and forwards the proceeds thereof in accordance with instructions provided by the Borrower.

"Majority Lenders": Means:

(a)	If there are two (2) or fewer Revolving Credit Lenders who are not Delinquent Revolving Credit Lenders, all Revolving Credit Lenders who are not Delinquent Revolving Credit Lenders.

(b)
If there are three (3) or more Revolving Credit Lenders who are not Delinquent Revolving Credit Lenders, Revolving Credit Lenders (other than Delinquent Revolving Credit Lenders) holding more than 50% of the Revolving Credit Percentage Commitments (calculated without regard to any Revolving Credit Percentage Commitment of any Delinquent Revolving Credit Lender).

"Material Accounting Change": Any change in GAAP applicable to accounting periods subsequent to the Borrowers' fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrowers' Consolidated financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrowers, when compared with such condition or results as if such change had not taken place or where preparation of the Borrowers' statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 5.12 where such a breach would not have occurred if such change had not taken place or visa versa.

“Material Adverse Change”: Any event, fact, circumstance, change in, or effect, on the business of any Borrower or on the Borrowers, taken as a whole, which, individually or in the aggregate or on a cumulative basis with any other circumstance, changes in, or effects on, any Borrower, the Borrowers, taken as a whole, or the Collateral, constitutes any of the following:

(a)	A material adverse change in the business, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of any Borrower or on the Borrowers taken as a whole.

(b)	The material impairment of any Borrower’s ability to perform its obligations under the Loan Documents or of the Agent’s ability to enforce the Liabilities or to realize on any of the Collateral.

(c)	A material adverse effect on the value of the Collateral or the amount which the Agent is likely to receive (after giving consideration to delays in payment and costs of enforcement).

(d)	A material impairment to the priority of the Agent’s Collateral Interests in the Collateral.

"Maturity Date": October 12, 2010.

“Medicaid”: The health care financial assistance program jointly financed and administered by the Federal and State governments under Title XIX of the Social Security Act.

“Medicaid Account”: Any Accounts of Borrowers arising pursuant to services rendered by Borrowers to eligible Medicaid beneficiaries to be paid by a Fiscal Intermediary or by the United States of America acting under the Medicaid program, any State or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or any other Governmental Authority under Medicaid.

“Medicare”: The health care financial assistance program under Title XVIII of the Social Security Act.

“Medicare Account”: Any Accounts of Borrowers arising pursuant to goods sold or services rendered by Borrowers to eligible Medicare beneficiaries to be paid by a Fiscal Intermediary or by the United States of America acting under the Medicare program or any other Governmental Authority under Medicare.

“Minimum Reserve”: (i) ** from the Closing Date to such date, if any, as one or more financial performance covenants shall be effective under Section 5.12, and (ii) ** from such date as one or more financial performance covenants shall be effective under Section 5.12 and at all times thereafter.

"Nominee": A business entity (such as a corporation or limited partnership) formed by the Agent to own or manage any Post Foreclosure Asset.

“NRLV”: The net recovery value (liquidation value) of Inventory expressed as a percentage of the cost of such Inventory, as determined by the Agent in its discretion based upon the most recent Inventory appraisal available to the Agent conducted by an appraiser reasonably acceptable to the Agent.

"Operating Account": Is defined in Section 7.1.

"OverLoan": A loan, advance, or providing of credit support (such as the issuance of any L/C) to the extent that, immediately after its having been made, Availability is less than zero.

"Payment Intangible": As defined in the UCC and also any general intangible under which the Account Debtor's primary obligation is a monetary obligation.

“Permitted Acquisition”: An acquisition of the stock or assets of a Person engaged in substantially the same business as that in which a Borrower is engaged on the Closing Date, so long as all the following conditions shall be met to the Agent’s satisfaction

(a)	No Event of Default shall have occurred and be continuing prior to and after giving effect to any such acquisition,

(b)
The Lead Borrower provides the Agent with sufficient prior notice and information regarding such acquisition that Agent is able to (i) perfect a security interest in all acquired assets and/or (ii) enter into such subordination or intercreditor agreement as Agent deems necessary in its reasonable discretion,

(c)
Lead Borrower provides Agent with written evidence satisfactory to the Agent that Lead Borrower projects, on a good faith, pro-forma basis, Excess Availability of at least $11,500,000 (including in the calculation, for these purposes, the then applicable Minimum Reserve) for the next thirty (30) days, such pro-forma forecast to be acceptable to the Agent in its reasonable discretion,

(d)	The Acquisition is made solely with (i) cash-on-hand, (ii) Equity Proceeds or (iii) Revolving Credit Loans; and

(e)	The total amount spent by Borrowers on acquisitions in any fiscal year, including the proposed acquisition, does not exceed $30,000,000.00.

“Permitted Dispositions”: The following:

(a)	Sales or other dispositions of Inventory to buyers in the ordinary course of business, including, without limitation, ordinary course retail sales from time to time.

(b)	The sale of Valley Drug Company South in accordance with Section 4.32.

(c)	Sales or other dispositions of obsolete or worn-out equipment in the ordinary course of business.

(d)	Sales or other dispositions of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets,

provided that the amount of dispositions in the case of clauses (c) and (d) shall not exceed $1,000,000.00 in the aggregate in any fiscal year.

"Permitted Encumbrances": The following:

(a)	Encumbrances in favor of the Agent.

(b)	Those Encumbrances (if any) listed on EXHIBIT 4.6, annexed hereto.

(c)
Liens arising under Capitalized Leases or securing purchase money Indebtedness permitted under the definition of Permitted Indebtedness; provided, however, that (i) no such Lien shall extend to or cover any other property of any Borrower, and (ii) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired.

(d)	Liens securing real property purchased in a Permitted Acquisition to the extent permitted under (i) Section 4.7(d) or (ii) clause (d) of the definition “Permitted Indebtedness”.

(e)	Liens for taxes, assessments or other governmental charges not yet due and payable.

(f)	Pledges or deposits made in the ordinary course of business in compliance with obligations under workers compensation, unemployment compensation or similar laws.

(g)	Inchoate or unperfected mechanics liens arising in the normal course of business and securing obligations that are not overdue by more than thirty (30) days

(h)	Landlord liens arising by operation of law in the ordinary course of business in respect of rent not in default.

"Permitted Indebtedness": The following:

(a)	Any Indebtedness on account of the Revolving Credit.

(b)	The Indebtedness (if any) listed on EXHIBIT 4.7, annexed hereto.

(c)
purchase money Indebtedness incurred to enable a Borrower to acquire Equipment in the ordinary course of its business, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c), does not exceed $2,000,000.00 at any time outstanding; and

(d)
Indebtedness incurred to enable a Borrower to acquire real property in the ordinary course of its business, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (d), does not exceed $2,000,000.00 in the aggregate during the term of this Agreement.

"Permitted Investments": The following, in each instance only if subject to a prior perfected security interest in favor of the Agent to secure the Liabilities:

(a)	Indebtedness entitled to the full faith and credit of the United States.

(b)	Indebtedness which has at least the second highest rating of nationally recognized rating agency.

"Person": Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

“Pharmaceutical Laws”: Federal, state and local laws, rules or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered, relating to dispensing, storing or distributing prescription medicines or products, including laws, rules or regulations relating to the qualifications of Persons employed to do the same.

"Post Foreclosure Asset": All or any part of the Collateral, ownership of which is acquired by the Agent or a Nominee on account of the "bidding in" at a disposition as part of a Liquidation or by reason of a "deed in lieu" type of transaction.

“Prescription Files” shall mean all of Borrowers’ now owned or hereafter existing or acquired retail customer files, including prescriptions for retail customers and other medical information related thereto.

“Prescription Files Advance Rate”: Eighty-five percent (85%).

“Prescription Files Reserves”: Such Reserves as may be established from time to time by the Agent in the Agent’s discretion with respect to the determination of the saleability of the Prescription Files.

"Prime": The Prime Rate announced from time to time by Wells Fargo Bank, N. A. (or any successor in interest to Wells Fargo Bank, N. A.). In the event that said bank (or any such successor) ceases to announce such a rate, "Prime" shall refer to that rate or index announced or published from time to time as the Agent, in good faith, designates as the functional equivalent to said Prime Rate. Any change in "Prime" shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index "Prime" is being set.

"Prime Margin Loan": Each Revolving Credit Loan while bearing interest at the Prime Margin Rate.

"Prime Margin Rate": The aggregate of Prime plus the following applicable percentage, based upon the corresponding Average Excess Availability:

Level	Prime Margin	Average Excess Availability
I	**	Less than $3,000,000.00
II	**	Greater than or equal to $3,000,000.00 but less than $10,000,000.00
III	**	Greater than or equal to $10,000,000.00

The Margin on the Closing Date shall be established at Level II and adjusted quarterly thereafter based upon the applicable Average Excess Availability.

"Protective OverAdvances": Revolving Credit Loans which are OverLoans, but as to which each of the following conditions is satisfied: (a) the Revolving Credit Ceiling is not exceeded; and (b) when aggregated with all other Protective OverAdvances, such Revolving Credit Loans do not aggregate more than ten percent (10%) of the Borrowing Base; and (c) such Revolving Credit Loans are made or undertaken in the Agent's discretion to protect and preserve the interests of the Revolving Credit Lenders.

"Proceeds": Includes, without limitation, "Proceeds" as defined in the UCC and each type of property described in Section 8.1.

"Receipts": All cash, cash equivalents, money, checks, credit card slips, receipts and other Proceeds from any sale of the Collateral.

"Receivables Collateral": That portion of the Collateral which consists of Accounts, Accounts Receivable, General Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Investment Property, Payment Intangibles, Letter-of-Credit Rights, Health-Care-Insurance-Receivables, bankers' acceptances, and all other rights to payment.

“Receivables Reserves”: Such Reserves as may be established from time to time by the Agent in the Agent’s reasonable discretion with respect to the determination of the collectibility in the ordinary course and of the creditworthiness of the relevant Account Debtor.

"Register": Is defined in Section 16.2(c).

"Requirements of Law": As to any Person:

(a)	Applicable Law.

(b)	That Person's organizational documents.

(c)	That Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

"Reserve Percentage": The decimal equivalent of that rate applicable to a Revolving Credit Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of that Revolving Credit Lender with respect to "Eurocurrency liabilities" as defined in such regulations. The Reserve Percentage applicable to a particular Eurodollar Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

Reserves: Availability Reserves, Inventory Reserves, Prescription Files Reserves, and Receivables Reserves as established by the Agent from time to time in accordance with this Agreement.

"Retail Inventory": Inventory (without duplication of Wholesale Inventory) that the Borrowers purchase, otherwise acquire or hold for direct sale to retail customers from any of the Borrowers’ retail store locations.

"Revolving Credit": Is defined in Section 2.1.

"Revolving Credit Ceiling": $65,000,000.00, as such amount may be reduced in accordance with Section 2.23(f).

"Revolving Credit Dollar Commitment": As set forth on EXHIBIT 2.22, annexed hereto (as such amounts may change in accordance with the provisions of this Agreement).

"Revolving Credit Early Termination Fee": Is defined in Section 2.14.

"Revolving Credit Lenders": Each Revolving Credit Lender to which reference is made in the Preamble of this Agreement and any other Person who becomes a "Revolving Credit Lender" in accordance with the provisions of to this Agreement.

"Revolving Credit Loans": Loans made under the Revolving Credit, except that where the term "Revolving Credit Loan" is used with reference to available interest rates applicable to the loans under the Revolving Credit, it refers to so much of the unpaid principal balance of the Loan Account as bears the same rate of interest for the same Interest Period. (See Section 2.11(d)).

"Revolving Credit Note": Is defined in Section 2.9.

"Revolving Credit Percentage Commitment": As set forth on EXHIBIT 2.22, annexed hereto (as such amounts may change in accordance with the provisions of this Agreement).

"Stated Amount": The maximum amount for which an L/C may be honored.

"SuperMajority Lenders": Revolving Credit Lenders (other than Delinquent Revolving Credit Lenders) holding 66-2/3% or more the Revolving Credit Percentage Commitments (calculated without regard to any Revolving Credit Percentage Commitment of any Delinquent Revolving Credit Lender).

"Supporting Obligation": Has the meaning given that term in the UCC and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

"Termination Date": The earliest of: (a) the Maturity Date; (b) the occurrence of any event described in Section 10.11; (c) the Agent's notice to the Lead Borrower setting the Termination Date on account of the occurrence of any Event of Default other than as described in Section 10.11; or (d) that date, ninety (90) days irrevocable written notice of which is provided by the Lead Borrower to the Agent.

“Third Party Payor”: Means any Person, such as a Fiscal Intermediary, Blue Cross/Blue Shield, or private health insurance company, which is obligated to reimburse or otherwise make payments to health care providers who provide medical care or medical assistance or other goods or services for eligible patients under Medicare, Medicaid or any private insurance contract.

“Third Party Receivables Advance Rate”: **

"Transfer": Wire transfer pursuant to the wire transfer system maintained by the Board of Governors of the Federal Reserve Board, or as otherwise may be agreed to from time to time by the Agent making such Transfer and the subject Revolving Credit Lender. Wire instructions may be changed in the same manner that Notice Addresses may be changed (Section 17.1), except that no change of the wire instructions for Transfers to any Revolving Credit Lender shall be effective without the consent of the Agent.

"UCC": The Uniform Commercial Code as in effect from time to time in Massachusetts.

"Unanimous Consent" Consent of Revolving Credit Lenders (other than Delinquent Revolving Credit Lenders) holding 100% of the Loan Commitments (other than Loan Commitments held by a Delinquent Revolving Credit Lender).

"Unused Line Fee": Is defined in Section 2.13.

“Valley Drug Company”: Valley Drug Company, an Ohio company.

"Wholesale Inventory": Inventory (without duplication of Retail Inventory) which Borrowers purchase or otherwise acquire for sale to merchants, distributors or other non-retail customers.

Article 2 - The Revolving Credit:

2.1. Establishment of Revolving Credit.

(a) The Revolving Credit Lenders hereby establish a revolving line of credit (the "Revolving Credit") in the Borrowers' favor pursuant to which each Revolving Credit Lender, subject to, and in accordance with, this Agreement, acting through the Agent, shall make loans and advances and otherwise provide financial accommodations t for the account of the Borrowers as provided herein.

(b) Loans, advances and, and financial accommodations under the Revolving Credit shall be made with reference to the Borrowing Base and shall be subject to Availability. The Borrowing Base and Availability shall be determined by the Agent by reference to Borrowing Base Certificates furnished as provided in Section 5.4 and shall be subject to the following:

(i) Such determination shall take into account such Reserves as the Agent may determine as being applicable thereto.

(ii) The Cost of Eligible Inventory will be determined in a manner consistent with current tracking practices, based on the Borrowers' stock ledger inventory.

(c) The commitment of each Revolving Credit Lender to provide such loans, advances, and financial accommodations is subject to Section 2.23.

(d) The proceeds of borrowings under the Revolving Credit shall be used (i) to repay the Existing Credit Facility, (ii) solely in accordance with the Business Plan, for the Borrowers' working capital and Capital Expenditures and (iii) for Permitted Acquisitions, all solely to the extent permitted by this Agreement. No proceeds of a borrowing under the Revolving Credit may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrowers other than in the ordinary course of the Borrowers' business and consistent with the provisions of this Agreement.

2.2. Advances in Excess of Borrowing Base (OverLoans).

(a) No Revolving Credit Lender has any obligation to the Borrowers to make any loan or advance, or otherwise to provide any credit to or for the benefit of the Borrowers where the result of such loan, advance, or credit is an OverLoan.

(b) The Revolving Credit Lenders' obligations, among themselves, are subject to (among other provisions of this Agreement) Section 12.2(a) (which relates to each Revolving Credit Lender's making amounts available to the Agent) and 15.3(a) (which relates to Protective OverAdvances).

(c) The Revolving Credit Lenders' providing of an OverLoan on any one occasion does not affect the obligations of each Borrower hereunder (including each Borrower's obligation to immediately repay any amount which otherwise constitutes an OverLoan) nor obligate the Revolving Credit Lenders to do so on any other occasion.

2.3. Risks of Value of Collateral. The Agent's reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Agent or any Revolving Credit Lender relative to the actual value of the asset in question. All risks concerning the value of the Collateral are and remain upon the Borrowers. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Agent in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

2.4. Commitment to Make Revolving Credit Loans and Support Letters of Credit. Subject to the provisions of this Agreement, the Revolving Credit Lenders shall make a loan or advance under the Revolving Credit and the Agent shall endeavor to have an L/C issued for the account of the Lead Borrower, in each instance if duly and timely requested by the Lead Borrower as provided herein provided that:

(a) No OverLoan is then outstanding and none will result therefrom.

(b) No Borrower is then In Default and none will thereby become In Default.

2.5. Revolving Credit Loan Requests.

(a) Requests for loans and advances under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan may be requested by the Lead Borrower in such manner as may from time to time be acceptable to the Agent.

(b) Subject to the provisions of this Agreement, the Lead Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving notice to the Agent by no later than the following:

(i) If such Revolving Credit Loan is to be or is to be converted to a Prime Margin Loan: By 11:30 a.m. on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted. Prime Margin Loans requested by the Lead Borrower, other than those resulting from the conversion of a LIBOR Loan, shall not be less than $10,000.00.

(ii) If such Revolving Credit Loan is to be, or is to be continued as, or converted to, a LIBOR Loan: By 1:00 p.m. three (3) LIBOR Business Days before the commencement of any new Interest Period or the end of the then applicable Interest Period. LIBOR Loans and conversions to LIBOR Loans shall each be not less than $1,000,000.00 and in increments of $500,000.00 in excess of such minimum.

(iii) Any LIBOR Loan which matures while any Borrower is In Default shall be converted, at the option of the Agent, to a Prime Margin Loan notwithstanding any notice from the Lead Borrower that such Loan is to be continued as a LIBOR Loan.

(c) Any request for a Revolving Credit Loan or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or LIBOR Business Day, as applicable.

(d) The Lead Borrower may request that the Agent cause the issuance by the Issuer of L/C's for the account of the Borrowers as provided in Section 2.18.

(e) The Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Agent, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Lead Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Agent's being furnished with such documentation concerning that Person's authority to act as may be satisfactory to the Agent.

(f) A request by the Lead Borrower for loan or advance, or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by each Borrower that as of the date of such request, each of the following is true and correct:

(i) There has been no Material Adverse Change.

(ii) All or a portion of any loan or advance so requested will be set aside by the Borrowers to cover the Borrowers' obligations for sales tax on account of sales since the then most recent borrowing pursuant to the Revolving Credit.

(iii) Each representation which is made herein or in any of the Loan Documents is then true and complete in all material respects as of and as if made on the date of such request.

(iv) Unless accompanied by a written Certificate of the Lead Borrower's President or its Chief Financial Officer describing (in reasonable detail) the facts and circumstances thereof and the steps (if any) being taken to remedy such condition, that no Borrower is or if a Borrower is In Default.

2.6. Suspension of Revolving Credit. If, at any time or from time to time, the Borrowers are In Default or there has occurred a Material Adverse Change:

(a) The Agent may suspend the Revolving Credit immediately, in which event, the Revolving Credit Lenders shall not be obligated, during such suspension, to make any loans or advance, or to provide any financial accommodation hereunder or to seek the issuance of any L/C.

(b) The Agent may suspend the right of the Lead Borrower to request any LIBOR Loan or to convert any Prime Margin Loan to a LIBOR Loan.

2.7. Making of Revolving Credit Loans.

(a) A loan or advance under the Revolving Credit shall be made by the transfer of the proceeds of such loan or advance to the Operating Account or as otherwise instructed by the Lead Borrower.

(b) A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrowers shall be indebted to the Agent and the Revolving Credit Lenders for the amount thereof immediately) at the following:

(i) The Agent's initiation of the transfer of the proceeds of such loan or advance in accordance with the Lead Borrower's instructions (if such loan or advance is of funds requested by the Lead Borrower).

(ii) The charging of the amount of such loan to the Loan Account (in all other circumstances).

(c) There shall not be any recourse to or liability of the Agent or any Revolving Credit Lender, on account of:

(i) Any delay in the making of any loan or advance requested under the Revolving Credit.

(ii) Any delay by any bank or other depository institution in treating the proceeds of any such loan or advance as collected funds.

(iii) Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Agent in accordance with wire instructions provided to the Agent by the Lead Borrower.

2.8. The Loan Account.

(a) An account ("Loan Account") shall be opened on the books of the Agent in which a record shall be kept of all loans and advances made under the Revolving Credit.

(b) The Agent shall also keep a record (either in the Loan Account or elsewhere, as the Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed to the Agent and each Revolving Credit Lender on account of the Liabilities and of all credits against such amounts so owed.

(c) All credits against the Liabilities shall be conditional upon final payment to the Agent for the account of each Revolving Credit Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Agent or any Revolving Credit Lender or is disgorged for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

(d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which any Borrower is obligated hereunder are payable on demand. In the determination of Availability, the Agent may deem fees, service charges, accrued interest, and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

(e) The Agent, without the request of the Lead Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Agent or any Revolving Credit Lender is entitled from any Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that an OverLoan may result thereby. Such action on the part of the Agent shall not constitute a waiver of the Agent's rights and each Borrower's obligations under Section 2.10(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.8(e) shall bear interest at the interest rate then and thereafter applicable to Prime Margin Loans.

(f) Any statement rendered by the Agent or any Revolving Credit Lender to the Lead Borrower concerning the Liabilities shall be considered correct and accepted by each Borrower and shall be conclusively binding upon each Borrower unless the Lead Borrower provides the Agent with written objection thereto within twenty (20) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Agent's books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

2.9. The Revolving Credit Notes. The Borrowers' obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by Notes (each, a "Revolving Credit Note") in the form of EXHIBIT 2.9, annexed hereto, executed by each Borrower, one payable to each Revolving Credit Lender. Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Liability. In the event that any Revolving Credit Note is ever lost, mutilated, or destroyed, each Borrower shall execute a replacement thereof and deliver such replacement to the Agent.

2.10. Payment of The Loan Account.

(a) The Borrowers may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

(b) The Borrowers, without notice or demand from the Agent or any Revolving Credit Lender, shall pay the Agent that amount, from time to time, which is necessary so that there is no OverLoan outstanding.

(c) The Borrowers shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

(d) The Agent shall endeavor to cause the application of payments (if any), pursuant to Sections 2.11(a)and 2.11(b) against LIBOR Loans then outstanding in such manner as results in the least cost to the Borrowers, but shall not have any affirmative obligation to do so nor liability on account of the Agent's failure to have done so. In no event shall action or inaction taken by the Agent excuse any Borrower from any indemnification obligation under Section 2.10(e).

(e) The Borrowers shall indemnify the Agent and each Revolving Credit Lender and hold the Agent and each Revolving Credit Lender harmless from and against any loss, cost or expense (including loss of anticipated profits and amounts payable by the Agent or such Revolving Credit Lender on account of "breakage fees" (so-called)) which the Agent or such Revolving Credit Lender may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of the following:

(i) Default by any Borrower in payment of the principal amount of or any interest on any LIBOR Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by such Revolving Credit Lender in order to maintain its LIBOR Loans.

(ii) Default by any Borrower in making a borrowing or conversion after the Lead Borrower has given (or is deemed to have given) a request for a Revolving Credit Loan or a request to convert a Revolving Credit Loan from one applicable interest rate to another.

(iii) The making of any payment on a LIBOR Loan or the making of any conversion of any such Loan to a Prime Margin Loan on a day that is not the last day of the applicable Interest Period with respect thereto.

2.11. Interest on Revolving Credit Loans.

(a) Each Revolving Credit Loan shall bear interest at the Prime Margin Rate unless timely notice is given (as provided in Section 2.5) that the subject Revolving Credit Loan (or a portion thereof) is, or is to be converted to, a LIBOR Loan.

(b) Each Revolving Credit Loan which consists of a LIBOR Loan shall bear interest at the applicable LIBOR Rate.

(c) Subject to, and in accordance with, the provisions of this Agreement, the Lead Borrower may cause all or a part of the unpaid principal balance of the Loan Account to bear interest at the Prime Margin Rate or the LIBOR Rate as specified from time to time by the Lead Borrower by notice to the Agent.

(d) For ease of reference and administration, each part of the Loan Account which bears interest at the same rate interest and for the same Interest Period is referred to herein as if it were a separate "Revolving Credit Loan".

(e) The Lead Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Prime Margin Rate, there are more than four (4) LIBOR Rates applicable to the Revolving Credit Loans at any one time.

(f) The Borrowers shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears as follows:

(i) On the applicable Interest Payment Date for that Revolving Credit Loan.

(ii) On the Termination Date and on the End Date.

(iii) Following the occurrence of any Event of Default, with such frequency as may be determined by the Agent.

(g) Following the occurrence of any Event of Default (and whether or not the Agent exercises the Agent's rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Agent or at the instruction of the SuperMajority Lenders at rate which is the aggregate of the rate applicable to Prime Margin Loans plus Two Percent (2%) per annum.

2.12. Intentionally Omitted.

2.13. Unused Line Fee. In addition to any other fee to be paid by the Borrowers on account of the Revolving Credit, the Borrowers shall pay the Agent the "Unused Line Fee" (so referred to herein) of 0.25% per annum of the average difference, during the month just ended (or relevant period with respect to the payment being made on the Termination Date) between the Revolving Credit Ceiling and the aggregate of the unpaid principal balance of the Loan Account and the undrawn Stated Amount of L/C's outstanding during the relevant period. The Unused Line Fee shall be paid in arrears, on the first day of each month after the execution of this Agreement and on the Termination Date.

2.14. Revolving Credit Early Termination Fee. In the event that the Termination Date occurs prior to the third anniversary of the Closing Date, for any reason, the Borrowers shall pay to the Agent, for the benefit of the Revolving Credit Lenders, the "Revolving Credit Early Termination Fee" (so referred to herein) in the amount of $650,000.00. All parties to this Agreement agree and acknowledge that the Revolving Credit Lenders will have suffered damages on account of the early termination of the Revolving Credit and that, in view of the difficulty in ascertaining the amount of such damages, that the Revolving Credit Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate Revolving Credit Lenders on account thereof.

2.15. Intentionally Omitted.

2.16. Concerning Fees. The Borrowers shall not be entitled to any credit, rebate or repayment of any fee earned by the Agent or any Revolving Credit Lender pursuant to this Agreement or any Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Agent's and any Revolving Credit Lender's respective obligation to make loans and advances hereunder.

2.17. Agent's and Revolving Credit Lenders' Discretion.

(a) Each reference in the Loan Documents to the exercise of discretion or the like by the Agent or any Revolving Credit Lender shall be to such Person's exercise of its judgment, in good faith (which shall be presumed), based upon such information of which that Person then has actual knowledge.

(b) In the exercise of such discretion, the following may be taken into account.

(i) The reasonable anticipation: of an adverse change to the value of the Collateral; the enforceability of the Agent's Collateral Interests therein; or the amount which the Agent would likely realize therefrom (taking into account delays which may possibly be encountered in the Agent's realizing upon the Collateral and likely Costs of Collection).

(ii) The content, completeness, and accuracy of any report or financial information delivered to the Agent or any Revolving Credit Lender by or on behalf of any Borrower and the manner by such report or financial information was prepared.

(iii) The existence of circumstances which suggest an increase in the likelihood that any Borrower may become the subject of a bankruptcy or insolvency proceeding.

(iv) The existence of circumstances which suggest that any Borrower is In Default.

(c) In the exercise of such discretion, the Agent and each Revolving Credit Lender also may take into account any of the following factors:

(i) Those included in, or tested by, the definitions of Eligible Inventory”, “Eligible Credit Card Receivables”, “Eligible Third Party Receivables” and “Cost”.

(ii) The current financial and business climate of the industry in which each Borrower competes (having regard for that Borrower's position in that industry).

(iii) General macroeconomic conditions which have a material effect on the Borrowers' cost structure.

(iv) Material changes in or to the mix of the Borrowers' Inventory.

(v) Seasonality with respect to the Borrowers' Inventory and patterns of retail sales.

(vi) Such other factors as the Agent and each Revolving Credit Lender reasonably determine as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrowers.

(d) The burden of establishing the failure of the Agent or any Revolving Credit Lender to have acted in a reasonable manner in such Person's exercise of such discretion shall be the Borrowers' and may be made only by clear and convincing evidence.

2.18. Procedures For Issuance of L/C's.

(a) The Lead Borrower may request that the Agent cause the issuance by the Issuer of L/C's for the account of any Borrower. Each such request shall be in such manner as may from time to time be acceptable to the Agent.

(b) The Agent will endeavor to cause the issuance of any L/C so requested by the Lead Borrower, provided that , at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2.6 and if so issued:

(i) The aggregate Stated Amount of all L/C's then outstanding, does not exceed $10,000,000.00.

(ii) The expiry of the L/C is not later than the earlier of Thirty (30) days prior to the Maturity Date or the following:

(A) Standby's: One (1) year from initial issuance.

(B) Documentary's: Sixty (60) days from issuance.

(iii) If the expiry of an L/C is later than the Maturity Date, it is 103% cash collateralized at its issuance.

(iv) An OverLoan will not result from the issuance of the subject L/C.

(c) Each Borrower shall execute such documentation to apply for and support the issuance of an L/C as may be required by the Issuer.

(d) There shall not be any recourse to, nor liability of, the Agent or any Revolving Credit Lender on account of

(i) Any delay or refusal by an Issuer to issue an L/C;

(ii) Any action or inaction of an Issuer on account of or in respect to, any L/C.

(e) The Borrowers shall reimburse the Issuer for the amount of any honoring of a drawing under an L/C on the same day on which such honoring takes place. The Agent, without the request of any Borrower, may advance under the Revolving Credit (and charge to the Loan Account) the amount of any honoring of any L/C and other amount for which any Borrower, the Issuer, or the Revolving Credit Lenders become obligated on account of, or in respect to, any L/C. Such advance shall be made whether or not any Borrower is In Default or such advance would result in an OverLoan. Such action shall not constitute a waiver of the Agent's rights under Section 2.11(b).

2.19. Fees For L/C's.

(a) The Borrowers shall pay to the Agent a fee, on account of L/C's, the issuance of which had been procured by the Agent, monthly in arrears, and on the Termination Date and on the End Date, equal to the following percentage per annum of the weighted average Stated Amount of all L/C's outstanding during the period in respect of which such fee is being paid based upon the corresponding amount of Average Excess Availability, except that, following the occurrence and during the continuance of any Event of Default, such fee shall be increased by two percent (2%) per annum.

Level	Standby Fee	Documentary Fee	Average Excess Availability
I	**	**	less than $ 3,000,000.00
II	**	**	greater than or equal to $3,000,000.00 but less than $10,00,000.00
III	**	**	greater than or equal to $10,000,000.00

The Standby Fee and the Documentary Fee on the Closing Date shall be established at Level II and adjusted at the end of each fiscal quarter thereafter based upon the applicable Average Excess Availability.

(b) In addition to the fee to be paid as provided in Subsection 2.19(a), the Borrowers shall pay to the Agent (or to the Issuer, if so requested by Agent), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C.

(c) If any change in Applicable Law shall either:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which any Revolving Credit Lender or any Issuer has an obligation to lend to fund drawings under any L/C; or

(ii) impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Section 2.19(c)(i) or 2.19(c)(ii), shall be to increase the cost to any Revolving Credit Lender or to any Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer's reasonable allocation among that Revolving Credit Lender's or Issuer's letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Agent and delivery by the Agent to the Lead Borrower of a certificate of an officer of the subject Revolving Credit Lender or the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Revolving Credit Lender or such Issuer, and the basis for determining such increased costs and their allocation, the Borrowers shall immediately pay to the Agent, from time to time as specified by the Agent, such amounts as shall be sufficient to compensate the subject Revolving Credit Lender or the subject Issuer for such increased cost. Any Revolving Credit Lender's or any Issuer's determination of costs incurred under Section 2.19(c)(i) or 2.19(c)(ii), and the allocation, if any, of such costs among the Borrowers and other letter of credit customers of such Revolving Credit Lender or such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer's certificate, shall be conclusive and binding on the Borrowers.

2.20. Concerning L/C's.

(a) None of the Issuer, the Issuer's correspondents, any Revolving Credit Lender, the Agent, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

(i) The performance by any beneficiary under any L/C of that beneficiary's obligations to any Borrower.

(ii) The form, sufficiency, correctness, genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.

(b) The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

(c) Unless otherwise agreed to, in the particular instance, each Borrower hereby authorizes any Issuer to:

(i) Select an advising bank, if any.

(ii) Select a paying bank, if any.

(iii) Select a negotiating bank.

(d) All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrowers. The Issuer shall have discharged the Issuer's obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). None of the Agent, any Revolving Credit Lender, or the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

(e) The Agent's, each Revolving Credit Lender's, and the Issuer's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

(f) The obligations of the Borrowers under this Agreement with respect to L/C's are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

(i) Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.

(ii) Any Borrower's consent to any amendment or waiver of, or consent to the departure from, any L/C.

(iii) The existence of any claim, set-off, defense, or other right which any Borrower may have at any time against the beneficiary of any L/C.

(iv) Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

2.21. Changed Circumstances.

(a) The Agent may advise the Lead Borrower that the Agent has made the good faith determination (which determination shall be final and conclusive) of any of the following:

(i) Adequate and fair means do not exist for ascertaining the rate for LIBOR Loans.

(ii) The continuation of or conversion of any Revolving Credit Loan to a LIBOR Loan has been made impracticable or unlawful by the occurrence of a contingency that materially and adversely affects the applicable market or the compliance by the Agent or any Revolving Credit Lender in good faith with any Applicable Law.

(iii) The indices on which the interest rates for LIBOR Loans are based shall no longer represent the effective cost to the Agent or any Revolving Credit Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates.

(b) In the event that the Agent advises the Lead Borrower of an occurrence described in Section 2.23(a), then, until the Agent notifies the Lead Borrower that the circumstances giving rise to such notice no longer apply:

(i) The obligation of the Agent or each Revolving Credit Lender to make loans of the type affected by such changed circumstances or to permit the Lead Borrower to select the affected interest rate as otherwise applicable to any Revolving Credit Loans shall be suspended.

(ii) Any notice which the Lead Borrower had given the Agent with respect to any LIBOR Loan, the time for action with respect to which has not occurred prior to the Agent's having given notice pursuant to Section 2.11(a), shall be deemed at the option of the Agent to not having been given.

2.22. Designation of Lead Borrower as Borrowers' Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower's agent to obtain loans and advances under the Revolving Credit, the proceeds of which shall be available to each Borrower for those uses as those set forth in Section 2.1(d). As the disclosed principal for its agent, each Borrower shall be obligated to the Agent and each Revolving Credit Lender on account of loans and advances so made under the Revolving Credit as if made directly by the Revolving Credit Lenders to that Borrower, notwithstanding the manner by which such loans and advances are recorded on the books and records of the Lead Borrower and of any Borrower.

(b) Each Borrower recognizes that credit available to it under the Revolving Credit is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to fully, faithfully, and punctually discharge all Liabilities of all of the Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a "Borrower") on whose behalf the Lead Borrower has requested a Revolving Credit Loan.

(d) The proceeds of each loan and advance provided under the Revolving Credit which is requested by the Lead Borrower shall be deposited into the Operating Account or as otherwise indicated by the Lead Borrower. The Lead Borrower shall cause the transfer of the proceeds thereof to the (those) Borrower(s) on whose behalf such loan and advance was obtained. Neither the Agent nor any Revolving Credit Lender shall have any obligation to see to the application of such proceeds.

2.23. Lenders' Commitments

(a) Subject to Section 16.1 (which provides for assignments and assumptions of commitments), each Revolving Credit Lender's "Revolving Credit Percentage Commitment", and "Revolving Credit Dollar Commitment" (respectively so referred to herein) is set forth on EXHIBIT 2.22, annexed hereto.

(b) The obligations of each Revolving Credit Lender are several and not joint. No Revolving Credit Lender shall have any obligation to make any loan under the Revolving Credit in excess of either of the following:

(i) That Revolving Credit Lender's Revolving Credit Percentage Commitment of the subject loan or advance or of Availability.

(ii) Any loan which, when aggregated with all other loans made by that Revolving Credit Lender under the Revolving Credit and then outstanding, exceed that Revolving Credit Lender's Revolving Credit Dollar Commitment.

(c) No Revolving Credit Lender shall have any liability to the Borrowers on account of the failure of any other Revolving Credit Lender to provide any loan or advance under the Revolving Credit nor any obligation to make up any shortfall which may be created by such failure.

(d) The Revolving Credit Dollar Commitments, Revolving Credit Commitment Percentages, and identities of the Revolving Credit Lenders may be changed, from time to time by the reallocation or assignment of Revolving Credit Dollar Commitments and Revolving Credit Commitment Percentages amongst the Revolving Credit Lenders or with other Persons who determine to become "Revolving Credit Lenders", provided, however unless an Event of Default has occurred (in which event, no consent of any Borrower is required) any assignment to a Person not then a Revolving Credit Lender shall be subject to the prior consent of the Lead Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Lead Borrower provides the Agent with written objection, not more than Five (5) Business Days after the Agent shall have given the Lead Borrower written notice of a proposed assignment).

(e) Upon written notice given the Lead Borrower from time to time by the Agent, of any assignment or allocation referenced in Section 2.23(d):

(i) Each Borrower shall execute one or more replacement Revolving Credit Notes to reflect such changed Revolving Credit Dollar Commitments, Revolving Credit Commitment Percentages, and identities and shall deliver such replacement Revolving Credit Notes to the Agent (which promptly thereafter shall deliver to the Lead Borrower the Revolving Credit Notes so replaced) provided however, in the event that a Revolving Credit Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to any Borrower, the Agent, in lieu of causing the Borrowers to execute one or more new Revolving Credit Notes, may issue the Agent's Certificate confirming the resulting Revolving Credit Dollar Commitments and Revolving Credit Percentage Commitments.

(ii) Such change shall be effective from the effective date specified in such written notice and any Person added as a Revolving Credit Lender shall have all rights and privileges of a Revolving Credit Lender hereunder thereafter as if such Person had been a signatory to this Agreement and any other Loan Document to which a Revolving Credit Lender is a signatory and any Person removed as a Revolving Credit Lender shall be relieved of any obligations or responsibilities of a Revolving Credit Lender hereunder thereafter.

(f) Upon at least three (3) Business Days’ prior written notice to the Agent, the Lead Borrower may permanently reduce the Revolving Credit Dollar Commitments. Each such reduction shall be in the principal amount of $7,500,000.00 and not more than two (2) such reductions may be made during the term of this Agreement. Each such reduction shall (i) be applied ratably to the Revolving Credit Dollar Commitments of each Revolving Credit Lender and (ii) be irrevocable when given. At the effective time of each such reduction, the Borrowers shall pay to the Agent for application as provided herein (i) all earned and unpaid interest and fees accrued on the amount of the Revolving Credit Commitments so reduced through the date thereof, and (ii) any amount by which the aggregate unpaid balance of the Loan Account and the aggregate undrawn Stated Amount of all then outstanding L/C's exceed the amount to which the Revolving Credit Commitments are to be reduced, in each case pro-rata based on the amount prepaid.

Article 3 - Conditions Precedent:

As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, and the making of the first loan under the Revolving Credit, each of the documents respectively described in Sections 3.1 through and including 3.4, (each in form and substance satisfactory to the Agent) shall have been delivered to the Agent, and the conditions respectively described in Sections 3.5 through and including 3.9, shall have been satisfied:

3.1. Corporate Due Diligence.

(a) Certificates of corporate good standing for each Borrower, respectively issued by the Secretary of State for the state in which that Borrower is incorporated.

(b) Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each State in which the nature a Borrower's business conducted or assets owned could require such qualification.

(c) Certificates of each Borrower's Secretaries of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

3.2. Opinion. An opinion of counsel to the Borrowers in form and substance satisfactory to the Agent.

3.3. Additional Documents. Such additional instruments and documents as the Agent or its counsel reasonably may require or request including, without limitation, the following:

(a) Appraisal of the Borrowers’ Inventory.

(b) Commercial finance examination performed by the Agent’s examiners and/or agents.

(c) Business Plan, including monthly balance sheet, profit and loss statements, and cash flow analysis that presents total usage and collateral availability consistent with the Borrowing Base.

(d) Background checks for key management.

(e) All Loan Documents.

(f) Lien search results with respect to the Borrowers’ locations.

(g) Confirmation of filing of all necessary and appropriate Financing Statements and such other documents as may be required to perfect the Agent’s and the Lenders’ security interest in the Collateral.

(h) Receipt of discharges, releases, and terminations required to afford the Agent and the Lenders a first, perfected security interest in and to all Collateral, free and clear of all liens and encumbrances, other than Permitted Encumbrances.

(i) Confirmation of insurance and appropriate endorsements in favor of the Agent and the Lenders.

(j) Collateral access agreements, as may be necessary.

3.4. Officers' Certificates. Certificates executed by the President and the Chief Financial Officer of the Lead Borrower which state that

(a) Such officer, acting on behalf of the Borrowers, has reviewed each of the Loan Documents and has had the benefit of independent counsel (Attorneys Robinson & Cole, LLP) of the Lead Borrower's selection in connection with the review and negotiation of the Loan Documents. In particular, and without limiting the generality of such review, the following provisions of the Loan Documents have been brought to the attention of the undersigned by such counsel:

(i) The waiver of the right to a trial by jury in connection with controversies arising out of the loan arrangement contemplated by the Loan Documents.

(ii) The designation of, and submission to the exclusive jurisdiction and venue of, certain courts.

(iii) Various other waivers and indemnifications included therein.

(iv) The circumstances under which the Liabilities could be accelerated and the grace periods available with respect to certain Events of Default.

(b) The representations and warranties made by the Borrowers to the Agent and the Revolving Credit Lenders in the Loan Documents are true and complete as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

3.5. Representations and Warranties. Each of the representations made by or on behalf of each Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of each Borrower shall be true and complete as of the date as of which such representation or warranty was made.

3.6. Minimum Day One Availability. After giving effect to the first funding under the Revolving Credit; all then held checks (if any); accounts payable which are beyond credit terms then accorded the Borrowers; overdrafts; any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C's to be issued at, or immediately subsequent to, such establishment, Availability shall not be less than $7,000,000.00.

3.7. All Fees and Expenses Paid. All fees due at or immediately after the first funding under the Revolving Credit and all costs and expenses incurred by the Agent in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Agent) shall have been paid in full.

3.8. No Borrower In Default. No Borrower is In Default.

3.9. No Adverse Change. There has been no Material Adverse Change and no event shall have occurred or failed to occur, which occurrence or failure is or could have a material adverse effect upon any Borrower's financial condition when compared with such financial condition at September 30, 2005.

3.10. Benefit of Conditions Precedent. The conditions set forth in this Article 3 - , are for the sole benefit of the Agent and each Revolving Credit Lender and may be waived by the Agent in whole or in part without prejudice to the Agent or any Revolving Credit Lender.

No document shall be deemed delivered to the Agent or any Revolving Credit Lender until received and accepted by the Agent at its offices in Boston, Massachusetts. Under no circumstances shall this Agreement take effect until executed and accepted by the Agent at said offices.

Article 4 - General Representations, Covenants and Warranties:

To induce each Revolving Credit Lender to establish the credit facility contemplated herein and to induce the Revolving Credit Lenders to provide loans and advances under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) the Borrowers, in addition to all other representations, warranties, and covenants made by any Borrower in any other Loan Document, make those representations, warranties, and covenants included in this Agreement.

4.1. Payment and Performance of Liabilities. The Borrowers shall pay each payment Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

4.2. Due Organization. Authorization. No Conflicts.

(a) Each Borrower presently is and hereafter shall remain in good standing as a corporation under the laws of the State in which it is organized, as set forth in the Preamble to this Agreement and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of each Borrowers' assets or operation of each Borrowers' business, such qualification may be necessary, except where the failure to so qualify would have no more than a de minimis adverse effect on the business or a assets of any Borrower.

(b) Each Borrower's respective organizational identification number assigned to it by the State of its incorporation and its respective federal employer identification number is listed on EXHIBIT 4.2, annexed hereto.

(c) No Borrower shall change its State of organization; any organizational identification number assigned to that Borrower by that State; or that Borrowers' federal taxpayer identification number.

(d) Each Affiliate is listed on EXHIBIT 4.2. The Lead Borrower shall provide the Agent with prior written notice of any entity's becoming or ceasing to be an Affiliate.

(e) Each Borrower has all requisite power and authority to execute and deliver all Loan Documents to which that Borrower is a party and has and will hereafter retain all requisite power to perform all Liabilities.

(f) The execution and delivery by each Borrower of each Loan Document to which it is a party; each Borrowers' consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by that Borrower to secure the Liabilities); each Borrowers' performance under those of the Loan Documents to which it is a party

(i) Have been duly authorized by all necessary action.

(ii) Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of that Borrower.

(iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of that Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

(g) The Loan Documents have been duly executed and delivered by each Borrower and are the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms.

(h) As of the Closing Date, no Inactive Company conducts any business or owns any material assets or has any material liabilities other than those set forth on EXHIBIT 4.2(h), annexed hereto, and no such Inactive Company shall during the term of this Agreement conduct any business or own any material assets or incur any material liabilities. except that (i) Arrow Prescription Leasing Corp. may continue to be party to the leases listed on Exhibit 4.2(h) but may in no event enter into any new leases and shall make its best efforts to cause the leases listed on Exhibit 4.2(h), if renewed, to be assigned to or otherwise executed in the name of a Borrower, and (ii) Discount RX, Inc., may continue to own the patent and/or patent application set forth on Exhibit 4.2(h) so long as it complies with the terms and conditions of the Intellectual Property Security Agreement dated as of the Closing Date among the “Grantors” named therein and the Agent.

4.3. Trade Names.

(a) EXHIBIT 4.3, annexed hereto, is a listing of:

(i) All names under which any Borrower ever conducted its business.

(ii) All Persons with whom any Borrower ever consolidated or merged, or from whom any Borrower ever acquired in a single transaction or in a series of related transactions substantially all of such Person's assets.

(b) The Lead Borrower will provide the Agent with not less than twenty-one (21) days prior written notice (with reasonable particularity) of any change to any Borrowers' name from that under which that Borrower is conducting its business at the execution of this Agreement and will not effect such change unless each Borrower is then in compliance with all provisions of this Agreement.

4.4. Infrastructure.

(a) Each Borrower has and will maintain a sufficient infrastructure to conduct its business as presently conducted and as contemplated to be conducted following its execution of this Agreement.

(b) Each Borrower owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for that Borrower's conduct of that Borrower's business.

(c) The conduct by each Borrower of that Borrower's business does not presently infringe (nor will any Borrower conduct its business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

4.5. Locations.

(a) The Collateral, and the books, records, and papers of Borrowers' pertaining thereto, are kept and maintained solely at those locations which are listed on EXHIBIT 4.5, annexed hereto, which EXHIBIT includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that a Borrower owns the subject location) and of all service bureaus with which any such records are maintained, and which EXHIBIT shall be deemed modified from time to time to reflect locations added or removed in accordance with the terms of this Agreement.

(b) No Borrower shall remove any of the Collateral from those locations listed on EXHIBIT 4.5 except for the following purposes:

(i) To accomplish sales of Inventory in the ordinary course of business.

(ii) To move Inventory from one such location to another such location.

(iii) To utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles).

(c) No Borrower shall execute, alter, modify, or amend the rental provisions of any Lease or any other material provisions of any Lease except in the ordinary course of business.

(d) No Borrower shall commit to open or close, or open or close, any location at which a Borrower maintains, offers for sale or stores any of the Collateral, provided that if (a) no Event of Default has occurred and is continuing or will occur as a result of such commitment, store opening or closing and (b) Lead Borrower has provided Agent with at least thirty (30) days' prior written notice of such commitment, opening or closing, the Borrowers may open or close locations consistent with the terms of the Business Plan, plus an additional five (5) openings and five (5) closings each fiscal year; provided, however, that for any store closing, the Agent must consent in advance and in writing to the manner in which a Borrower intends to effect such closing, including, without limitation, any third party agent that a Borrower proposes to employ in connection therewith, which consent from Agent shall not be unreasonably withheld or delayed.

(e) Except as otherwise disclosed pursuant to, or permitted by, this Section 4.5, no tangible personal property of any Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

4.6. Encumbrances. The assets of the Borrowers are not subject to, and shall not hereafter be subject to, any encumbrances other than Permitted Encumbrances.

4.7. Indebtedness. The Borrowers do not and shall not hereafter have any Indebtedness other than any Permitted Indebtedness and the following:

(a) Any Indebtedness on account of the Revolving Credit.

(b) The Indebtedness (if any) listed on EXHIBIT 4.7, annexed hereto, and the extension of maturity, refinancing or modification of the terms thereof; provided, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Borrowers than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification plus accrued interest thereon and reasonable fees incurred in connection with the extension, refinancing, or modification.

(c) Indebtedness between and among the Borrowers in the ordinary course of business in accordance with past practices.

(d) Indebtedness incurred by Borrowers in connection with a Permitted Acquisition, provided that any such Indebtedness shall (i) be on terms and conditions, including, without limitation, terms of subordination, satisfactory to Agent and (ii) not in any event be secured by any assets of the Borrowers other than real property purchased as part of such Permitted Acquisition, all of such encumbrance(s) to be on terms and conditions satisfactory to Agent and in any event not to secure more than $1,000,000.00 in aggregate Indebtedness at any time outstanding.

4.8. Insurance.

(a) EXHIBIT 4.8, annexed hereto, is a schedule of all insurance policies owned by the Borrowers or under which any Borrower is the named insured. Each of such policies is in full force and effect. Neither the issuer of any such policy nor any Borrower is in default or violation of any such policy.

(b) The Borrowers shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be satisfactory to the Agent.

(c) All insurance carried by the Borrowers shall provide for a minimum of Thirty (30) days' prior written notice of cancellation to the Agent and all such insurance which covers the Collateral shall

(i) Include an endorsement in favor of the Agent, which endorsement shall provide that the insurance, to the extent of the Agent's interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of any Borrower or by the failure of any Borrower to comply with any warranty or condition of the policy.

(ii) Not include an endorsement of any property or casualty insurance in favor of any other Person.

(d) The coverage reflected on EXHIBIT 4.8 presently satisfies the foregoing requirements, it being recognized by each Borrower, however, that such requirements may change hereafter to reflect changing circumstances.

(e) The Lead Borrower shall furnish the Agent from time to time with certificates or other evidence satisfactory to the Agent regarding compliance by the Borrowers with the foregoing requirements.

(f) In the event of the failure by the Borrowers to maintain insurance as required herein, the Agent, at its option and the Borrowers' expense, may obtain such insurance at the expense of the Borrowers, provided, however, the Agent's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrowers' failure to have maintained such insurance.

(g) The Borrowers shall maintain at all times those policies of insurance obtained by the Borrowers and assigned to the Lender.

4.9. Licenses. Each license, distributorship, franchise, and similar agreement issued to, or to which any Borrower is a party is in full force and effect. No party to any such license or agreement is in default or violation thereof where such default or violation would be reasonably likely to cause a Material Adverse Change. No Borrower has received any notice or threat of cancellation of any such license or agreement.

4.10. Leases. EXHIBIT 4.10, annexed hereto, is a schedule of all presently effective Capital Leases. (Exhibit 4.5 includes a list of all other presently effective Leases). Each of such Leases and Capital Leases is in full force and effect. No party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease where such default or violation would be reasonably likely to cause a Material Adverse Change. No Borrower has received any notice or threat of cancellation of any such Lease or Capital Lease. Each Borrower hereby authorizes the Agent at any time and from time to time to contact any of the Borrowers' respective landlords in order to confirm the Borrowers' continued compliance with the terms and conditions of the Lease(s) between the subject Borrower and that landlord and to discuss such issues, concerning the subject Borrower's occupancy under such Lease(s), as the Agent may determine.

4.11. Requirements of Law. Each Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law except where the failure of such compliance will not have more than a de minimis adverse effect on the Borrowers' business or assets. No Borrower has received any notice of any violation of any Requirement of Law (other than of a violation which has no more than a de minimis adverse effect on the Borrowers' business or assets), which violation has not been cured or otherwise remedied.

4.12. Labor Relations.

(a) No Borrower has been, and none is presently a party to any collective bargaining or other labor contract.

(b) There is not presently pending and, to any Borrower's knowledge, there is not threatened any of the following:

(i) Any strike, slowdown, picketing, work stoppage, or employee grievance process.

(ii) Any proceeding against or affecting any Borrower relating to the alleged violation of any Applicable Law pertaining to labor relations or before National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting any Borrower, which, if determined adversely to that Borrower could have more than a de minimis adverse effect on that Borrower.

(iii) Any lockout of any employees by any Borrower (and no such action is contemplated by any Borrower).

(iv) Any application for the certification of a collective bargaining agent.

(c) No event has occurred or circumstance exists which could provide the basis for any work stoppage or other labor dispute.

(d) Each Borrower:

(i) Has complied in all material respects with all Applicable Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

(ii) Is not liable for the payment of more than a de minimis amount of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for that Borrower's failure to comply with any Applicable Law referenced in Section 4.12(d)(i).

4.13. Maintain Properties. The Borrowers shall:

(a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

(b) Not suffer or cause the waste or destruction of any material part of the Collateral.

(c) Not use any of the Collateral in violation of any policy of insurance thereon.

(d) Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

(i) Permitted Dispositions.

(ii) The turning over to the Agent of all Receipts as provided herein.

(e) Not have any property on consignment to a Borrower.

4.14. Taxes.

(a) With respect to the Borrowers' federal, state, and local tax liability and obligations:

(i) The Lead Borrower, in compliance with all Applicable Law, has properly filed all returns due to be filed up to the date of this Agreement.

(ii) Except as described on EXHIBIT 4.14:

(A) At no time has any Borrower received from any taxing authority any request to perform any examination of or with respect to any Borrower nor any other written or verbal notice in any way relating to any claimed failure by any Borrower to comply with all Applicable Law concerning payment of any taxes or other amounts in the nature of taxes.

(B) No agreement is extant which waives or extends any statute of limitations applicable to the right of any taxing authority to assert a deficiency or make any other claim for or in respect to federal income taxes.

(C) No issue has been raised in any tax examination of any Borrower which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any taxing authority.

(b) The Borrowers have, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against any Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of any Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon any Borrower by reason of withholding from employees' pay or by reason of any Borrowers' receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by any Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom any Borrower is obligated to so file.

4.15. No Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

4.16. ERISA.

(a) Neither any Borrower nor any ERISA Affiliate has ever:

(i) Violated or failed to be in full compliance with any Borrower's Employee Benefit Plan.

(ii) Failed timely to file all reports and filings required by ERISA to be filed by any Borrower.

(iii) Engaged in any nonexempt "prohibited transactions" or "reportable events" (respectively as described in ERISA).

(iv) Engaged in, or committed, any act such that a tax or penalty reasonably could be imposed upon any Borrower on account thereof pursuant to ERISA.

(v) Accumulate any material cumulative funding deficiency within the meaning of ERISA.

(vi) Terminated any Employee Benefit Plan such that a lien could be asserted against any assets of any Borrower on account thereof pursuant to ERISA.

(vii) Been a member of, contributed to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

(b) Neither any Borrower nor any ERISA Affiliate shall ever engage in any action of the type described in Section 4.16(a).

4.17. Hazardous Materials.

(a) No Borrower has ever: (i) been legally responsible for any release or threat of release of any Hazardous Material or (ii) received notification of the incurrence of any expense in connection with the assessment, containment, or removal of any Hazardous Material for which that Borrower would be responsible.

(b) Each Borrower shall: (i) dispose of any Hazardous Material only in compliance with all Environmental Laws and (ii) have possession of any Hazardous Material only in the ordinary course of that Borrowers' business and in compliance with all Environmental Laws.

4.18. Litigation. Except as described in EXHIBIT 4.18, annexed hereto, there is not presently pending or threatened by or against any Borrower any suit, action, proceeding, or investigation, including, without limitation, any relating to any Pharmaceutical Laws or Health Care Laws which, if determined adversely to any Borrower, would have more than a de minimis adverse effect upon a Borrower's financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

4.19. Dividends. Investments. Corporate Action. No Borrower shall:

(a) Pay any cash dividend or make any other distribution (other than in stock) in respect of any class of that Borrower's capital stock.

(b) Make any payment on account of any Indebtedness other than payment of the Liabilities.

(c) Own, redeem, retire, purchase, or acquire any of any Borrower's capital stock, other than amounts necessary to repurchase any equity securities of the Lead Borrower from its employees, officers or directors; provided that, (i) such repurchases shall not exceed $17,000,000.00 in any fiscal year, and (y) no Event of Default has occurred or would result therefrom.

(d) Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any Person other than a Permitted Investment or Permitted Acquisition.

(e) Merge or consolidate or be merged or consolidated with or into any other corporation or other entity.

(f) Consolidate any of that Borrower's operations with those of any other Person other than of another Borrower.

(g) Organize or create any Affiliate.

(h) Subordinate any debts or obligations owed to that Borrower by any third party to any other debts owed by such third party to any other Person.

(i) Except pursuant to a Permitted Acquisition, acquire any assets other than in the ordinary course and conduct of that Borrower's business as conducted at the execution of this Agreement.

(j) Acquire or obtain the right to use any Equipment, the acquisition or right to use of which Equipment is otherwise permitted by this Agreement, in which Equipment any third party has an interest, except for Equipment which is merely incidental to the conduct of that Borrowers' business.

(k) Issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its capital stock, any securities convertible into or exchangeable for its capital stock or any warrants, except, so long as no Change in Control shall be caused thereby, the issuance of equity by Lead Borrower so long as the Equity Proceeds received in connection therewith shall be applied by Lead Borrower as follows:

(i) the first $20,000,000.00 in Equity Proceeds received during the term of this Agreement shall be applied to payment of the outstanding Liabilities until paid in full (and the Agent may establish a funded reserve of up to 110% of the aggregate Stated Amounts of any outstanding L/C's), with the excess, if any, to be deposited in the Concentration Account to be held as additional Collateral;

(ii) the next $40,000,000.00 of Equity Proceeds received by Lead Borrower may (so long as no Event of Default shall have occurred and be continuing, in which event all such Equity Proceeds shall be remitted to the Agent for application in accordance with Section 19.7) be retained by the Lead Borrower for general corporate purposes in compliance with the terms of this Agreement including, without limitation, for Permitted Acquisitions; and

(iii) Fifty percent (50%) of all Equity Proceeds received by Lead Borrower in excess of $60,000,000.00 during the term of this Agreement shall (so long as no Event of Default shall have occurred and be continuing, in which event all such Equity Proceeds shall be remitted to the Agent for application in accordance with Section 19.7) be applied to payment of the Liabilities (and the Agent may establish a funded reserve of up to 110% of the aggregate Stated Amounts of any outstanding L/C's), with the excess, if any, to be deposited in the Concentration Account to be held as additional Collateral, and fifty percent (50%) may be retained by the Lead Borrower for general corporate purposes in compliance with the terms of this Agreement including, without limitation, for Permitted Acquisitions.

4.20. Loans. No Borrower shall make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

(a) Advance payments made to that Borrower's suppliers in the ordinary course.

(b) Advances to that Borrower's officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of that Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by that Borrower.

(c) Advances to a Borrower's officers, employees, and salespersons in the ordinary course of business in accordance with past practices, in addition to those specified in clause (b), in an amount not to exceed $250,000.00 in the aggregate outstanding at any time.

(d) Loans by Borrowers listed on EXHIBIT 4.20, annexed hereto, and otherwise permitted under Section 4.20(c).

(e) Providing extended payment terms to pharmacies in the ordinary course of Borrowers’ business and in accordance with the Borrowers’ historical practices including, but not limited to, the issuance by a pharmacy, and acceptance by a Borrower, of a secured promissory note (which shall be duly endorsed to the order of, and delivered to, the Agent) to evidence indebtedness of the pharmacy owing to such Borrower related to past due Accounts Receivable.

4.21. Protection of Assets. The Agent, in the Agent's discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action which the Agent may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner. The Borrowers shall pay to the Agent, on demand, or the Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Agent pursuant to this Section 4.21.

4.22. Line of Business. No Borrower shall engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

4.23. Affiliate Transactions. No Borrower shall make any payment, nor give any value to any Affiliate except for goods and services actually purchased by that Borrower from, or sold by that Borrower to, such Affiliate for a price and on terms which shall

(a) be competitive and fully deductible as an "ordinary and necessary business expense" and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and

(b) be no less favorable to that Borrower than those which would have been charged and imposed in an arms length transaction.

4.24. Further Assurances.

(a) No Borrower is the owner of, nor has it any interest in, any property or asset which is not be subject to a perfected Collateral Interest in favor of the Agent (subject only to Permitted Encumbrances) to secure the Liabilities.

(b) No Borrower will hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to such a perfected Collateral Interest in favor of the Agent to secure the Liabilities (subject only to Permitted Encumbrances).

(c) Each Borrower shall execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agent may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Agent's Collateral Interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral. Each Borrower shall execute all such instruments as may be required by the Agent with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

(d) Each Borrower hereby designates the Agent as that Borrowers' true and lawful attorney, with full power of substitution, to sign and file any financing statements in order to perfect or protect the Agent's Collateral Interests in the Collateral.

(e) This Agreement constitutes an authenticated record which authorizes the Agent to file such financing statements as the Agent determines as appropriate to perfect or protect the Collateral Interests created by this Agreement.

(f) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4.24 shall be sufficient for filing to perfect the security interests granted herein.

4.25. Adequacy of Disclosure.

(a) All financial statements furnished to the Agent and to each Revolving Credit Lender by each Borrower have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrowers at the date(s) thereof and the results of operations and cash flows for the period(s) covered (provided however, that unaudited financial statements are subject to normal year end adjustments and to the absence of footnotes). There has been no change in the Consolidated financial condition, results of operations, or cash flows of the Borrowers since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

(b) No Borrower has any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrowers' Consolidated financial statements furnished to the Agent and to each Revolving Credit Lender prior to the execution of this Agreement.

(c) No document, instrument, agreement, or paper now or hereafter given to the Agent or to any Revolving Credit Lender by or on behalf of each Borrower or any guarantor of the Liabilities in connection with the execution of this Agreement by the Agent and to each Revolving Credit Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading. There is no fact known to the Borrowers which has, or which, in the foreseeable future could reasonably be expected to have, a material adverse effect on the financial condition of the Borrowers which has not been disclosed in writing to the Lender.

4.26. No Restrictions on Liabilities. No Borrower shall enter into or directly or indirectly become subject to any agreement which prohibits or restricts, in any manner, any Borrowers':

(a) Creation of, and granting of Collateral Interests in favor of the Agent.

(b) Incurrence of Liabilities.

4.27. Other Covenants. No Borrower shall indirectly do or cause to be done any act which, if done directly by that Borrower, would breach any covenant contained in this Agreement.

4.28. Pharmaceutical Laws.

(a) Each Borrower has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its businesses under any Pharmaceutical Law, except where the failure to obtain such permits, licenses or other authorizations could not reasonably be expected to have a material adverse effect on the financial condition of any Borrower.

(b) Each Borrower is in compliance with all terms and conditions of all such permits, licenses, orders and authorizations, and is also in compliance with all Pharmaceutical Laws, including all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Pharmaceutical Laws, except where the failure to comply with such terms, conditions or laws could not reasonably be expected to have a material adverse effect on the financial condition of any Borrower.

(c) No Borrower has any liabilities, claims against it, and presently outstanding notices imposed or based upon any provision of any Pharmaceutical Law, except for such liabilities, claims, citations or notices which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the financial condition of any Borrower.

4.29. HIPAA Compliance.

(a) To the extent that and for so long as any Borrower is a “covered entity” within the meaning of HIPAA, such Borrower (i) has undertaken or will promptly undertake all applicable surveys, audits, inventories, reviews, analyses and/or assessments (including any required risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by failure of such Borrower to be HIPAA Compliant (as defined below); (ii) has developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Borrower is or becomes HIPAA Compliant.

(b) For purposes hereof, “HIPAA Compliant” shall mean that a Borrower to the extent legally required (i) is or will use commercially reasonable efforts to be in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (ii) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that has or could reasonably be expected to have a material adverse effect on the financial condition of any Borrower.

(c) Exhibit 4.29, annexed hereto, sets forth a complete list of all “business associate agreements” (as such term is defined in HIPAA) that the Borrowers have entered into with any Person as of the Closing Date and true, correct and complete copies of all of such agreements have been provided to Agent.

4.30. Compliance with Health Care Laws.

(a) Each Borrower is in compliance with all Health Care Laws, including all Medicare and Medicaid program rules and regulations applicable to it. Without limiting the generality of the foregoing, Borrower has not received notice of any violation of any provisions of the Medicare and Medicaid Anti-Fraud and Abuse or Anti-Kickback Amendments of the Social Security Act (presently codified in Section 1128(B)(b) of the Social Security Act) or the Medicare and Medicaid Patient and Program Protection Act of 1987.

(b) Each Borrower has maintained in all material respects all records required to be maintained by the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the Federal and State Medicare and Medicaid programs as required by the Health Care Laws or other applicable law or regulation and such Borrower and the owners of the facilities and other businesses managed by such Borrower have all permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authority as are required under Health Care Laws and under such HMO or similar licensure laws and such insurance laws and regulations, as are applicable thereto, and with respect to those facilities and other businesses that participate in Medicare and/or Medicaid, to receive reimbursement under Medicare and Medicaid, except where the failure to obtain will cause a material adverse effect on the financial condition of any Borrower.

(c) Each Borrower who is a Certified Medicare Provider or Certified Medicaid Provider has in a timely manner filed all requisite cost reports, claims and other reports required to be filed in connection with all Medicare and Medicaid programs due on or before the date hereof, all of which are complete and correct in all material respects. There are no claims to the best of the Borrowers’ knowledge, actions or appeals pending (and no Borrower has filed any claims or reports which should result in any such claims, actions or appeals) before any Third Party Payor or Governmental Authority, including without limitation, any Fiscal Intermediary, the Provider Reimbursement Review Board or the Administrator of HCFA, with respect to any Medicare or Medicaid cost reports or claims filed by any Borrower on or before the date hereof. No validation review or program integrity review related to a Borrower as it may have a Material Adversely Effect, or the consummation of the transactions contemplated hereby, has been conducted by any Third Party Payor or Governmental Authority in connection with Medicare or Medicare programs, and to the best of Borrowers’ knowledge, no such reviews are scheduled, pending or threatened against or affecting any Borrower , or any of its assets, or, the consummation of the transactions contemplated hereby. To the best of the Borrowers’ knowledge, there currently exist no restrictions, deficiencies, required plans of correction actions or other such remedial measures with respect to Federal and State Medicare and Medicaid certifications or licensure against such parties. Borrower is not a participant in the Periodic Interim Payment Program established pursuant to the Social Security Act.

(d) EXHIBIT 4.30 hereto sets forth an accurate, complete and current list of all participation agreements of the Borrowers with health maintenance organizations, insurance programs, preferred provider organizations and other Third Party Payors and all such agreements are in full force and effect and no material default exists thereunder.

4.31. Prescription Files. With respect to the Prescription Files: (i) Borrowers shall at all times maintain the Prescription Files in a manner consistent with the requirements of Federal, state and local laws and regulations in all material respects, including all Health Care Laws, which files and records related thereto shall be correct and accurate in all material respects; (ii) Borrowers shall not remove any Prescription Files from the locations set forth or permitted herein, without the prior written consent of Agent, except for transfers of Prescription Files in the ordinary course of its business (including at the request of customers with respect to such customer’s own Prescription Files) and except to move Prescription Files directly from one location set forth or permitted herein to another such location or in connection with the sale of Prescription Files in the ordinary course of business in connection with the closing of any retail store not to exceed an aggregate of $1,000,000.00 per year, upon the consent of Agent, and (iii) Agent and Revolving Credit Lenders are permitted to rely upon any upon written appraisals as to the Prescription Files obtained by the Agent in accordance with the terms and conditions of this Agreement; provided, however, that, in the event that the form, scope or methodology of any such appraisal or the appraiser conducting such appraisal is not reasonably acceptable to Agent, upon Agent’s request, Borrowers shall, at their expense, deliver or cause to be delivered to Agent such appraisals reasonably acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Revolving Credit Lenders and upon which Agent and Revolving Credit Lenders are expressly permitted to rely; (iv) Borrowers shall use, store and maintain the Prescription Files with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the HIPAA) except where failure does not cause a material adverse effect; (v) there are no limitations or restrictions on the rights of Borrowers to sell, transfer or otherwise assign the Prescription Files to any third party so long as such third party has the licenses required under applicable state law to operate a pharmacy and sell products subject to a prescription; (vi) Borrowers assume all responsibility and liability arising from or relating to the use and sale of prescriptions and the maintenance and use of the Prescription Files; and (vii) Borrowers shall keep the Prescription Files in good and marketable condition.

4.32. Sale of Valley Drug Company. The Borrowers shall complete the sale of the inventory and accounts receivable located at the New Castle, Pennsylvania facility of Valley Drug Company, by not later than November 30, 2005 for a cash price equal to not less than the amount of Advances then attributed to the assets of Valley Drug Company under the Borrowing Base.

Article 5 - Financial Reporting and Performance Covenants:

5.1. Maintain Records. The Borrowers shall:

(a) At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrowers' financial transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the Consolidated financial condition of the Borrowers at the close of, and its results of operations for, the periods in question.

(b) Timely provide the Agent with those financial reports, statements, and schedules required by this Article 5 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the Consolidated financial condition of the Borrowers at the close of, and the results of operations for, the period(s) covered therein.

(c) At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

(d) At all times, retain independent certified public accountants who are reasonably satisfactory to the Agent and instruct such accountants to fully cooperate with, and be available to, the Agent to discuss the Borrowers' financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agent.

(e) Not change any Borrower's fiscal year.

5.2. Access to Records.

(a) Upon reasonable prior notice, each Borrower shall accord the Agent with access from time to time as the Agent may require to all properties owned by or over which any Borrower has control. The Agent shall have the right, and each Borrower will permit the Agent from time to time as Agent may request, to examine, inspect, copy, and make extracts from any and all of the Borrowers' books, records, electronically stored data, papers, and files. Each Borrower shall make all of that Borrower's copying facilities available to the Agent.

(b) Each Borrower hereby authorizes the Agent to:

(i) Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to any Borrower, or any service bureau, contractor, accountant, or other person (other than confidential medical records), and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Agent with respect thereto.

(ii) Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with each Borrower's computer billing companies, collection agencies, and accountants and to sign the name of each Borrower on any notice to each Borrower's Account Debtors or verification of the Collateral.

(c) The Agent from time to time may designate one or more representatives to exercise the Agent's rights under this Section 5.2 as fully as if the Agent were doing so.

5.3. Immediate Notice to Agent.

(a) The Lead Borrower shall provide the Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(i) Any change in any Borrower's President, chief executive officer, chief operating officer, and chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles).

(ii) Any ceasing of any Borrower's making of payment, in the ordinary course, to any of its creditors (other than its ceasing of making of such payments on account of a de minimis dispute).

(iii) Any failure by any Borrower to pay rent at any of that Borrower's locations, which failure continues for more than Three (3) days following the last day on which such rent was payable without more than a de minimis adverse effect to that Borrower.

(iv) Any Material Adverse Change.

(v) Any Borrower's becoming In Default.

(vi) Any intention on the part of any Borrower to discharge that Borrower's present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 5.1(d)).

(vii) Any litigation which, if determined adversely to a Borrower, is reasonably likely to have a material adverse effect on the financial condition of such Borrower.

(b) The Lead Borrower shall:

(i) Add the Agent as an addressee on all mailing lists maintained by or for each Borrower.

(ii) Provide the Agent, when received by any Borrower, with a copy of any management letter or similar communications from any accountant of any Borrower.

5.4. Borrowing Base Certificate. The Lead Borrower shall provide the Agent with a Borrowing Base Certificate (in the form of EXHIBIT 5.4 annexed hereto, as such form may be revised from time to time by the Agent) weekly, by 11:30 a.m. on Wednesday of each week (updated as of the then immediately preceding Friday), and on each day on which a Revolving Credit Loan or L/C is requested. Each weekly Borrowing Base Certificate shall be accompanied by such back-up documentation as may be reasonably requested from time to time by the Agent, including, without limitation, sales reports, monthly prescriptions-filled summary, accounts receivable agings, accounts payable agings, and such other information as may be reasonably requested from time to time by the Agent. The foregoing may be sent to the Agent by facsimile transmission, provided that the original thereof is forwarded to the Agent on the date of such transmission.

5.5. Intentionally Omitted.

5.6. Monthly Reports. Monthly, the Lead Borrower shall provide the Agent with those financial statements and reports described in EXHIBIT 5.6, annexed hereto.

5.7. Intentionally Omitted

5.8. Annual Reports.

(a) Annually, within ninety (90) days following the end of the Borrowers' fiscal year, the Lead Borrower shall furnish the Agent with the following:

(i) An original signed counterpart of the Borrowers' Consolidated annual financial statement, which statement shall have been prepared by, and bear the unqualified opinion of, the Lead Borrower's independent certified public accountants (i.e. said statement shall be "certified" by such accountants) and shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity, cash flows, and schedules of consolidation.

(ii) The officer's compliance certificate described in Section 5.9.

(b) No later than the earlier of Fifteen (15) days prior to the end of each of the Borrowers' fiscal years or the date on which such accountants commence their work on the preparation of the Borrowers' annual financial statement, the Lead Borrower shall give written notice to such accountants (with a copy of such notice, when sent, to the Agent) that:

(i) Such annual financial statement will be delivered by the Lead Borrower to the Agent (for subsequent distribution to each Revolving Credit Lender).

(ii) It is the primary intention of the Borrowers, in its engagement of such accountants, to satisfy the financial reporting requirements set forth in this Article 5.

(iii) The Lead Borrower has been advised that the Agent and each Revolving Credit Lender will rely thereon with respect to the administration of, and transactions under, the credit facility contemplated by this Agreement.

(c) Each annual statement shall be accompanied by such accountant's Certificate indicating that, in conducting the audit for such annual statement, nothing came to the attention of such accountants to believe that the Borrower is not In Default (or that if the Borrower is in Default, the facts and circumstances thereof).

(d) The Lead Borrower shall cause the delivery to the Agent, with the annual statement to be furnished by the Lead Borrower pursuant to this section, of an updated financial statement (in form satisfactory to the Agent) of, and signed by each guarantor of the Liabilities, which personal financial statement shall be of a date not more than Fourteen (14) days prior to the date of such delivery and each time when filed by the subject guarantor, a copy of that guarantor's federal income tax return so filed.

5.9. Officers' Certificates. The Lead Borrower shall cause the Lead Borrower's Chief Financial Officer, in each instance, to provide such Person's Certificate with those monthly financial statements to be provided within thirty (30) days of the end of each month and with those to be provided quarterly and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

(a) Indicate that the subject statement was prepared in accordance with GAAP consistently applied and presents fairly the Consolidated financial condition of the Borrowers at the close of, and the results of the Borrowers' operations and cash flows for, the period(s) covered, subject, however to the following:

(i) Usual year end adjustments (this exception shall not be included in the Certificate which accompanies such annual statement).

(ii) Material Accounting Changes (in which event, such Certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 5.12.

(b) Indicate either that (i) no Borrower is In Default, or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrowers to be taken on account thereof.

(c) Include calculations concerning the Borrowers' compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 5.12.

5.10. Inventories, Appraisals, and Audits.

(a) The Agent, at the expense of the Borrowers, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of any Borrower.

(b) The Borrowers, at their own expense, shall cause not less than One (1) physical inventory to be undertaken in each Twelve (12) month period during which this Agreement is in effect conducted by such third-party inventory takers as are reasonably satisfactory to the Agent and following such methodology as may be reasonably satisfactory to the Agent.

(i) The Lead Borrower shall provide the Agent with a copy of the preliminary results of each such inventory (as well as of any other physical inventory undertaken by any Borrower) within Ten (10) days following the completion of such inventory.

(ii) The Lead Borrower, within Thirty (30) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by any Borrower) and shall post such results to the Borrowers' stock ledger and, as applicable to the Borrowers' other financial books and records.

(iii) The Agent, in its discretion, if any Borrower is In Default, may cause such additional inventories to be taken as the Agent determines (each, at the expense of the Borrowers).

(c) The Agent may obtain appraisals of the Collateral, from time to time (in all events, at the Borrowers' expense) conducted by such third-party appraisers as are reasonably satisfactory to the Agent.

(d) The Agent contemplates conducting Four (4) commercial finance field examinations (in each event, at the Borrowers' expense) of the Borrowers' books and records during any Twelve (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such audits (likewise at the Borrower's expense) during such period.

5.11. Additional Financial Information.

(a) In addition to all other information required to be provided pursuant to this Article 5, the Lead Borrower promptly shall provide the Agent (and any guarantor of the Liabilities), with such other and additional information concerning the Borrowers, the Collateral, the operation of the Borrowers' business, and the Borrowers' financial condition, including original counterparts of financial reports and statements, as the Agent may from time to time reasonably request from the Lead Borrower.

(b) The Lead Borrower may provide the Agent, from time to time hereafter, with updated forecasts of the Borrowers' anticipated performance and operating results.

(c) In all events, the Lead Borrower, no sooner than Ninety (90) nor later than Sixty (60) days prior to the end of each of the Borrowers' fiscal years, shall provide the Agent with an updated and extended forecast which shall go out at least through the end of the then next fiscal year and shall include an income statement, balance sheet, and statement of cash flow, by month, each Consolidated (with consolidating schedules) and each prepared in conformity with GAAP and consistent with the Borrowers' then current practices.

(d) The Agent, following the receipt of any of such forecast, may, but shall not be under any obligation to, provide its written sign-off on such forecast (in which event, such forecast shall become the Business Plan) and if it provides such written sign-off, may by written notice to the Lead Borrower, extend or revise the financial performance covenants included on EXHIBIT 5.12, annexed hereto.

(e) In the event that the Agent does not provide its sign-off with respect to the updated and extended forecast to be provided at year-end pursuant to Section 5.11(c), then the Agent, by written notice to the Lead Borrower, may revise, roll-over, or extend, for the then coming fiscal year, the financial performance covenants applicable to the Borrowers pursuant to Section 5.12 by extrapolation from the Business Plan.

(f) Each Borrower recognizes that all appraisals, inventories, analysis, financial information, and other materials which the Agent may obtain, develop, or receive with respect to the Borrowers are confidential to the Agent and that, except as otherwise provided herein, no Borrower is entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

5.12. Financial Performance Covenants. Agent and Lead Borrower shall make good faith efforts to reach agreement as to applicable financial performance covenants. On and after such date as financial performance covenants are agreed upon, the Borrowers shall observe and comply with those financial performance covenants which shall be set forth on EXHIBIT 5.12(a), certain of which covenants shall be based on the then-current Business Plan. Such financial performance covenants shall be subject to change, revision, roll over, and extension as provided in Section 5.11(d). Compliance with such financial performance covenants shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants). The Agent may determine the Borrowers' compliance with such covenants based upon financial reports and statements provided by the Lead Borrower to the Agent (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial information provided to, or developed by, the Agent.

Article 6 - Use of Collateral:

6.1. Use of Inventory Collateral.

(a) No Borrower shall engage in any of the following with respect to its Inventory:

(i) Any sale other than

(A) for fair consideration in the conduct of the Borrowers' business in the ordinary course or,

(B) a Permitted Disposition.

(ii) Sales or other dispositions to creditors.

(iii) Sales or other dispositions in bulk (other than as part of a Permitted Disposition).

(iv) Sales of any Collateral in breach of any provision of this Agreement.

(b) No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, such Inventory may be returned to a Borrower without the consent of the Agent.

6.2. Inventory Quality. All Inventory now owned or hereafter acquired by each Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).

6.3. Adjustments and Allowances. Each Borrower may grant such allowances or other adjustments to that Borrower's Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Agent's prior written consent in each instance) as that Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrowers pursuant to this Section 6.3 may be limited or terminated by the Agent at any time in the Agent's discretion.

6.4. Validity of Accounts.

(a) The amount of each Account shown on the books, records, and invoices of the Borrowers represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrowers.

(b) The Agent from time to time may verify the Receivables Collateral directly with the Borrowers' Account Debtors, such verification to be undertaken in keeping with commercially reasonable commercial lending standards.

(c) No Borrower has any knowledge of any impairment of the validity or collectability of any of the Accounts. The Lead Borrower shall notify the Agent of any such impairment immediately after any Borrower becomes aware of any such impairment.

(d) No Borrower shall post any bond to secure any Borrower's performance under any agreement to which any Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of any Borrower (other than to the Agent) in the event of any Borrower's failure so to perform.

6.5. Notification to Account Debtors. The Agent shall have the right (upon the occurrence and during the continuance of an Event of Default) to notify any of the Borrowers' Account Debtors to make payment directly to the Agent and to collect all amounts due on account of the Collateral.

Article 7 - Cash Management. Payment of Liabilities:

7.1. The Concentration, Blocked, and Operating Accounts.

(a) The following checking accounts have been or will be established (and are so referred to herein):

(i) The "Concentration Account" (so referred to herein): Established by the Agent with BOA.

(ii) The "Blocked Accounts" (so referred to herein): Established by the Lead Borrower with BOA.

(iii) The "Operating Account" (so referred to herein): Established by the Lead Borrower with BOA.

(b) The contents of each DDA (other than the Operating Account) and of the Blocked Accounts constitutes Collateral and Proceeds of Collateral. The contents of the Concentration Account constitutes the Agent's property.

(c) The Borrowers shall pay all fees and charges of, and maintain such impressed balances as may be required by the depository in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Agent).

7.2. Proceeds and Collections.

(a) All Receipts and all cash proceeds of any sale or other disposition of any of each Borrower's assets:

(i) Constitute Collateral and proceeds of Collateral.

(ii) Shall be held in trust by the Borrowers for the Agent.

(iii) Shall not be commingled with any of any Borrower's other funds.

(iv) Shall be deposited and/or transferred only to the Blocked Accounts or the Concentration Account.

(b) The Lead Borrower shall cause the ACH or wire transfer to the Blocked Accounts or the Concentration Accounts, not less frequently than daily (except that the Agent may in its discretion agree that certain DDA’s related to individual stores may be swept not more often than weekly), and whether or not there is then an outstanding balance in the Loan Account, of the following:

(i) The then contents of each DDA (other than any Exempt DDA), each such transfer to be net of any minimum balance, not to exceed $1,000.00, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained.

(ii) The proceeds of all credit card charges not otherwise provided for pursuant hereto.

(iii) Telephone advice (confirmed by written notice) shall be provided to the Agent on each Business Day on which any such transfer is made.

(c) Whether or not any Liabilities are then outstanding, the Lead Borrower shall cause the ACH or wire transfer to the Concentration Account, no less frequently than daily, of then entire ledger balance of the Blocked Accounts, net of such minimum balance, not to exceed $1,000.00 as may be required to be maintained in a Blocked Account by the depository which such Blocked Account is maintained.

(d) In the event that, notwithstanding the provisions of this Section 7.2, any Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by that Borrower for the Agent and shall not be commingled with any of that Borrower's other funds or deposited in any account of any Borrower other than as instructed by the Agent.

7.3. Payment of Liabilities.

(a) On each Business Day, the Agent shall apply the then collected balance of the Concentration Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Concentration Account is maintained) towards the unpaid balance of the Loan Account and all other Liabilities, provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made one (1) Business Day after such transfer.

(b) The following rules shall apply to deposits and payments under and pursuant to this Section 7.3:

(i) Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Agent by 2:00 p.m. on that Business Day.

(ii) Funds paid to the Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Agent by 2:00 p.m. on that Business Day.

(iii) If notice of a deposit to the Concentration Account (Section 7.3(b)(i) or payment (Section 7.3(b)(ii)) is not available to the Agent until after 2:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day.

(iv) All deposits to the Concentration Account and other payments to the Agent are subject to clearance and collection.

(c) The Agent shall transfer to the Operating Account any surplus in the Concentration Account remaining after the application towards the Liabilities referred to in Section 7.3(a), above (less those amount which are to be netted out, as provided therein) provided, however, in the event that

(i) any Borrower is In Default; and

(ii) one or more L/C's are then outstanding,

then the Agent may establish a funded reserve of up to 110% of the aggregate Stated Amounts of such L/C's. Such funded reserve shall either be (i) returned to the Lead Borrower provided that no Borrower is In Default or (ii) applied towards the Liabilities following the occurrence of any Event of Default described in Section 10.11 or acceleration following the occurrence of any other Event of Default.

7.4. The Operating Account. Except as otherwise specifically provided in, or permitted by, this Agreement, all checks shall be drawn by the Lead Borrower upon, and other disbursements shall be made by the Lead Borrower solely from, the Operating Account.

7.5. Medicare and Medicaid Payments. The Borrowers shall cause all Medicare and Medicaid payments, and only Medicare and Medicaid payments, to be remitted to such post office lockbox address(es) as is provided in the Governmental Receivables Lockbox Account Agreement, and the remittances shall then be processed by BOA for deposit in the lockbox account established by Borrowers with BOA (the “Government Receivables Lockbox Account”). As provided in the Governmental Receivables Blocked Account Agreement, all amounts in the Governmental Receivables Lockbox Account shall be swept daily to the applicable blocked account at BOA (the “Government Receivables Blocked Account”). Borrowers shall not cause, or permit to occur, any modification to the Governmental Receivables Lockbox Account Agreement or Governmental Receivables Blocked Account Agreement, or to the flow of funds as contemplated by those agreements.

Article 8 - Grant of Security Interest:

8.1. Grant of Security Interest. To secure the Borrowers' prompt, punctual, and faithful performance of all and each of the Liabilities, each Borrower hereby grants to the Agent, for the ratable benefit of the Revolving Credit Lenders, a continuing security interest in and to, and assigns to the Agent, for the ratable benefit of the Revolving Credit Lenders, the following, and each item thereof, whether now owned or now due, or in which that Borrower has an interest, or hereafter acquired, arising, or to become due, or in which that Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Agent may in the future be granted a security interest, is referred to herein as the "Collateral"):

(a) All Accounts and accounts receivable.

(b) All Inventory.

(c) All General Intangibles.

(d) All Equipment.

(e) All Goods.

(f) All Fixtures.

(g) All Chattel Paper.

(h) All Health-Care-Insurance Receivables.

(i) All Letter-of-Credit Rights.

(j) All Payment Intangibles.

(k) All Supporting Obligations.

(l) All books, records, and information relating to the Collateral and/or to the operation of each Borrowers' business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

(m) All Leasehold Interests.

(n) All Investment Property, Instruments, Documents, Deposit Accounts, money, policies and certificates of insurance, deposits, impressed accounts, compensating balances, cash, or other property.

(o) All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing. (8.1(a)) through 8.1(n)) or otherwise.

(p) All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing (8.1(a)) through 8.1(o)), including the right of stoppage in transit.

8.2. Extent and Duration of Security Interest.

(a) The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by any Borrower to the Agent and shall continue in full force and effect applicable to all Liabilities until both

(i) all Liabilities have been paid and/or satisfied in full; and

(ii) the security interest created herein is specifically terminated in writing by a duly authorized officer of the Agent.

(b) It is intended that the Collateral Interests created herein extend to and cover all assets of each Borrower, other than those assets specifically excluded from the Collateral, as set forth on EXHIBIT 8.2(b), annexed hereto.

Article 9 - Agent As Borrowers' Attorney-In-Fact:

9.1. Appointment as Attorney-In-Fact. Each Borrower hereby irrevocably constitutes and appoints the Agent (acting through any officer of the Agent) as that Borrowers' true and lawful attorney, with full power of substitution, following the occurrence and during the continuance of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of that Borrower, but for the sole benefit of the Agent and the Revolving Credit Lenders. The rights and powers granted the Agent by this appointment include but are not limited to the right and power to:

(a) Prosecute, defend, compromise, or release any action relating to the Collateral.

(b) Sign change of address forms to change the address to which each Borrowers' mail is to be sent to such address as the Agent shall designate; receive and open each Borrowers' mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Lead Borrower or to any trustee in bankruptcy or receiver of the Lead Borrower, or other legal representative of a Borrower whom the Agent determines to be the appropriate person to whom to so turn over such mail.

(c) Endorse the name of the relevant Borrower in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the relevant Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

(d) Sign the name of the relevant Borrower on any notice to that Borrowers' Account Debtors or verification of the Receivables Collateral; sign the relevant Borrowers' name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.

(e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which any Borrower is a beneficiary.

(f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of each Borrower.

(g) Use, license or transfer any or all General Intangibles of each Borrower.

9.2. No Obligation to Act. The Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 9.1 herein, but if the Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to any Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

Article 10 - Events of Default:

The occurrence of any event described in this Article 10 - respectively shall constitute an "Event of Default" herein. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Agent or any Revolving Credit Lender and any Borrower and instruments and papers heretofore, now, or hereafter given the Agent or any Revolving Credit Lender by any Borrower.

10.1. Failure to Pay the Revolving Credit. The failure by any Borrower to pay when due any principal of, interest on, or fees in respect of, the Revolving Credit.

10.2. Failure To Make Other Payments. The failure by any Borrower to pay within five (5) days of when due (or upon demand, if payable on demand), any payment Liability other than any payment liability on account of the principal of, or interest on, or fees in respect of, the Revolving Credit.

10.3. Failure to Perform Covenant or Liability (No Grace Period). The failure by any Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability included in any of the following provisions hereof:

Section	Relates to

4.6	Encumbrances
4.7	Indebtedness
4.19	Dividends. Investments. Other Corporate Actions
4.28	Pharmaceutical Laws
Article 7 -	Cash Management

10.4. Failure to Perform Covenant or Liability (Grace Period). The failure by the Borrowers to comply with (i) any covenant or Liability in Section 4.14 or Article 5 which failure continues without cure for a period of five (5) days following the earlier of the Borrowers’ knowledge of such breach or of the receipt by Lead Borrower of written notice from the Agent of such breach) or (ii) any covenant or Liability not described in Sections 10.1, 10.2, 10.3 or 10.4(i) which failure continues without cure for a period of thirty (30) days following the earlier of the Borrowers’ knowledge of such breach or receipt by Lead Borrower of written notice from the Lender of such breach).

10.5. Misrepresentation. The determination by the Agent that any representation or warranty at any time made by any Borrower to the Agent or any Revolving Credit Lender was not true or complete in all material respects when given.

10.6. Acceleration of Other Debt. Breach of Lease. The occurrence of any event such that any Indebtedness of any Borrower to any creditor other than the Agent or any Revolving Credit Lender could be accelerated or, without the consent of any Borrower, any Lease could be terminated (whether or not the subject creditor or lessor takes any action on account of such occurrence).

10.7. Default Under Other Agreements. The occurrence of any breach of any covenant or Liability imposed by, or of any default under, any agreement (including any Loan Document) between the Agent or any Revolving Credit Lender and any Borrower or instrument given by any Borrower to the Agent or any Revolving Credit Lender and the expiry, without cure, of any applicable grace period (notwithstanding that the subject Agent or Revolving Credit Lender may not have exercised all or any of its rights on account of such breach or default).

10.8. Uninsured Casualty Loss. The occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral.

10.9. Attachment. Judgment. Restraint of Business.

(a) The service of process upon the Agent or any Revolving Credit Lender or any Participant seeking to attach, by trustee, mesne, or other process, any funds of any Borrower on deposit with, or assets of any Borrower in the possession of, the Agent or that Revolving Credit or such Participant.

(b) The entry of any judgment against any Borrower, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

(c) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by any Borrower of its business in the ordinary course.

10.10. Business Failure. Any act by, against, or relating to any Borrower, or its property or assets, which act constitutes the determination, by any Borrower, to initiate a program of partial or total self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of any Borrower's property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for any Borrower; the offering by or entering into by any Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of any Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including any Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of any Borrower of the liquidation or winding up of all or any part of any Borrower's business or operations.

10.11. Bankruptcy. The failure by any Borrower to generally pay the debts of that Borrower as they mature; adjudication of bankruptcy or insolvency relative to any Borrower; the entry of an order for relief or similar order with respect to any Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by any Borrower initiating any matter in which any Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against any Borrower initiating any matter in which that Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by that Borrower by appropriate proceedings or, if so contested, is not dismissed within thirty (30) days of when filed.

10.12. Indictment - Forfeiture. The indictment of, or institution of any legal process or proceeding against, any Borrower, under any Applicable Law where the relief, penalties, or remedies sought or available include the forfeiture of any property of any Borrower and/or the imposition of any stay or other order, the effect of which would be reasonably likely to be a Material Adverse Change.

10.13. Guarantor's Default. The occurrence of any Guarantor's Default.

10.14. Termination of Guaranty. The termination or attempted termination of any guaranty by any guarantor of the Liabilities.

10.15. Challenge to Loan Documents.

(a) Any challenge by or on behalf of any Borrower to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

10.16. Change in Control. Any Change in Control.

Article 11 - Rights and Remedies Upon Default:

11.1. Acceleration. Upon the occurrence of any Event of Default as described in Section 10.11, all Liabilities shall be immediately due and payable. Upon the occurrence of any Event of Default other than as described in Section 10.11, the Agent may (and on the issuance of Acceleration Notice(s) requisite to the causing of Acceleration, the Agent shall) declare all Liabilities to be immediately due and payable and may exercise all of the Agent's Rights and Remedies as the Agent from time to time thereafter determines as appropriate.

11.2. Rights of Enforcement. The Agent shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Agent shall have all and each of the following rights and remedies:

(a) To give notice to any bank at which any DDA or Blocked Account is maintained and in which Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Agent.

(b) To give notice to any customs broker of any of the Borrowers to follow the instructions of the Agent as provided in any written agreement or undertaking of such broker in favor of the Agent.

(c) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

(d) To take possession of all or any portion of the Collateral.

(e) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Agent deems advisable and with or without the taking of possession of any of the Collateral.

(f) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

(g) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

11.3. Sale of Collateral.

(a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Agent's disposition of the Collateral.

(b) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide the Lead Borrower such notice as may be practicable under the circumstances), the Agent shall give the Lead Borrower at least ten (10) days prior notice, by authenticated record, of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Each Borrower agrees that such written notice shall satisfy all requirements for notice to that Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Agent's rights and remedies upon default.

(c) The Agent and any Revolving Credit Lender may purchase the Collateral, or any portion of it at any sale held under this Article.

(d) If any of the Collateral is sold, leased, or otherwise disposed of by the Agent on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Agent.

(e) The Agent shall apply the proceeds of the Agent's exercise of its rights and remedies upon default pursuant to this Article 11.

11.4. Occupation of Business Location. In connection with the Agent's exercise of the Agent's rights under this Article 11, the Agent may enter upon, occupy, and use any premises owned or occupied by each Borrower, and may exclude each Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agent. The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent's taking possession thereof, and may render any Collateral unusable to the Borrowers. In no event shall the Agent be liable to any Borrower for use or occupancy by the Agent of any premises pursuant to this Article 11, nor for any charge (such as wages for any Borrowers' employees and utilities) incurred in connection with the Agent's exercise of the Agent's Rights and Remedies.

11.5. Grant of Nonexclusive License. Each Borrower hereby grants to the Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which any Borrower now or hereafter has rights, such license being with respect to the Agent's exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

11.6. Assembly of Collateral. The Agent may require any Borrower to assemble the Collateral and make it available to the Agent at the Borrowers' sole risk and expense at a place or places which are reasonably convenient to both the Agent and the Lead Borrower.

11.7. Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Agent hereunder (herein, the “Agent’s Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Agent in exercising or enforcing any of the Agent's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Agent's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Agent's Rights and Remedies. No waiver by the Agent of any of the Agent's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Agent's Rights and Remedies may be exercised at such time or times and in such order of preference as the Agent may determine. The Agent's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

Article 12 - Revolving Credit Fundings and Distributions:

12.1. Revolving Credit Funding Procedures. Subject to Section 12.2:

(a) The Agent shall advise each Revolving Credit Lender, no later than 2:00 p.m. on a date on which any Revolving Credit Loan is to be made on that date. Such advice, in each instance, may be by telephone or facsimile transmission, provided that if such advice is by telephone, it shall be confirmed in writing. Advice of a Revolving Credit Loan shall include the amount of and interest rate applicable to the subject Revolving Credit Loan.

(b) Subject to that Revolving Credit Lender's Revolving Credit Dollar Commitment, each Revolving Credit Lender, by no later than the end of business on the day on which the subject Revolving Credit Loan is to be made, shall Transfer that Revolving Credit Lender's Revolving Credit Percentage Commitment of the subject Revolving Credit Loan to the Agent.

12.2. Agent's Covering of Fundings:

(a) Each Revolving Credit Lender shall make available to the Agent, as provided herein, that Revolving Credit Lender's Revolving Credit Percentage Commitment of the following:

(i) Each Revolving Credit Loan, up to the maximum amount of that Revolving Credit Lender's Revolving Credit Dollar Commitment of the Revolving Credit Loans.

(ii) Up to the maximum amount of that Revolving Credit Lender's Revolving Credit Dollar Commitment of each L/C Drawing (to the extent that such L/C Drawing is not "covered" by a Revolving Credit Loan as provided herein).

(b) In all circumstances, the Agent may:

(i) Assume that each Revolving Credit Lender, subject to Section 12.3(a), timely shall make available to the Agent that Revolving Credit Lender's Revolving Credit Percentage Commitment of each Revolving Credit Loan, notice of which is provided pursuant to Section 12.1 and shall make available, to the extent not "covered" by a Revolving Credit Loan, that Revolving Credit Lender's Revolving Credit Percentage Commitment of any honoring of an L/C.

(ii) In reliance upon such assumption, make available the corresponding amount to the Borrowers.

(iii) (Assume that each Revolving Credit Lender timely shall pay, and shall make available, to the Agent all other amounts which that Revolving Credit Lender is obligated to so pay and/or make available hereunder or under any of the Loan Documents.

(c) In the event that, in reliance upon any of such assumptions, the Agent makes available, a Revolving Credit Lender's Revolving Credit Percentage Commitment of one or more Revolving Credit Loans, or any other amount to be made available hereunder or under any of the Loan Documents, which amount a Revolving Credit Lender (a "Delinquent Revolving Credit Lender") fails to provide to the Agent within One (1) Business Day of written notice of such failure, then:

(i) The amount which had been made available by the Agent is an "Agent's Cover" (and is so referred to herein).

(ii) All interest paid by the Borrowers on account of the Revolving Credit Loan or coverage of the subject L/C Drawing which consist of the Agent's Cover shall be retained by the Agent until the Agent's Cover, with interest, has been paid.

(iii) The Delinquent Revolving Credit Lender shall pay to the Agent, on demand, interest at a rate equal to the prevailing federal funds rate on any Agent's Cover in respect of that Delinquent Revolving Credit Lender

(iv) The Agent shall have succeeded to all rights to payment to which the Delinquent Revolving Credit Lender otherwise would have been entitled hereunder in respect of those amounts paid by or in respect of the Borrowers on account of the Agent's Cover together with interest until it is repaid. Such payments shall be deemed made first towards the amounts in respect of which the Agent's Cover was provided and only then towards amounts in which the Delinquent Revolving Credit Lender is then participating. For purposes of distributions to be made pursuant to Section 12.3(a) (which relates to ordinary course distributions) or Section 13.6 (which relates to distributions of proceeds of a Liquidation) below, amounts shall be deemed distributable to a Delinquent Revolving Credit Lender (and consequently, to the Agent to the extent to which the Agent is then entitled) at the highest level of distribution (if applicable) at which the Delinquent Revolving Credit Lender would otherwise have been entitled to a distribution.

(v) Subject to Subsection 12.2(c)(iv), the Delinquent Revolving Credit Lender shall be entitled to receive any payments from the Borrowers to which the Delinquent Revolving Credit Lender is then entitled, provided however there shall be deducted from such amount and retained by the Agent any interest to which the Agent is then entitled on account of Section 12.2(c)(ii), above.

(d) A Delinquent Revolving Credit Lender shall not be relieved of any obligation of such Delinquent Revolving Credit Lender hereunder (all and each of which shall constitute continuing obligations on the part of any Delinquent Revolving Credit Lender).

(e) A Delinquent Revolving Credit Lender may cure its status as a Delinquent Revolving Credit Lender by paying the Agent the aggregate of the following:

(i) The Agent's Cover (to the extent not previously repaid by the Borrowers and retained by the Agent in accordance with Subsection 12.2(c)(iv)), above) with respect to that Delinquent Revolving Credit Lender.

Plus

(ii) The aggregate of the amount payable under Subsection 12.2(c)(iii), above (which relates to interest to be paid by that Delinquent Revolving Credit Lender).

Plus

(iii) All such costs and expenses as may be incurred by the Agent in the enforcement of the Agent's rights against such Delinquent Revolving Credit Lender.

12.3. Ordinary Course Distributions. (This Section 12.3 applies unless the provisions of Section 13.6 (which relates to distributions in the event of a Liquidation) becomes operative).

(a) On such day as may be set from time to time by the Agent (or more frequently at the Agent's option) the Agent and each Revolving Credit Lender shall settle up on amounts advanced under the Revolving Credit and collected funds received in the Concentration Account.

(b) The Agent shall distribute to each Revolving Credit Lender, such Person's respective pro-rata share of interest payments on the Revolving Credit Loans when actually received and collected by the Agent (excluding the Two (2) Business Days for settlement provided for in Section 7.3(a), which shall be for the account of the Agent only). For purposes of calculating interest due to a Revolving Credit Lender, that Revolving Credit Lender shall be entitled to receive interest on the actual amount contributed by that Revolving Credit Lender towards the principal balance of the Revolving Credit Loans outstanding during the applicable period covered by the interest payment made by the Borrowers. Any net principal reductions to the Revolving Credit Loans received by the Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Revolving Credit Lender, until the Agent has distributed to that Revolving Credit Lender its pro-rata share thereof.

(c) No Revolving Credit Lender shall have any interest in, or right to receive any part of any interest which reflects "float" as described in the proviso included in Section 7.3(a). Any such float shall be for the account of the Agent only.

(d) No Revolving Credit Lender shall have any interest in, or right to receive any part of, the any fees to be paid by the Borrowers to the Agent pursuant to the Fee Letter.

(e) Any amount received by the Agent as reimbursement for any cost or expense (including without limitation, attorneys' reasonable fees) shall be distributed by the Agent to that Person which is entitled to such reimbursement as provided in this Agreement (and if such Person(s) is (are) the Revolving Credit Lenders, pro-rata based upon their respective Revolving Credit Commitment Percentages at the date on which the expense, in respect of which such reimbursement is being made, was incurred).

(f) Each distribution pursuant to this Section 12.3 is subject to Section 12.2(c), above.

Article 13 - Acceleration and Liquidation:

13.1. Acceleration Notices

(a) The Agent may give the Revolving Credit Lenders an Acceleration Notice at any time following the occurrence of an Event of Default.

(b) The SuperMajority Lenders may give the Agent an Acceleration Notice at any time following the occurrence of an Event of Default. Such notice may be by multiple counterparts, provided that counterparts executed by the requisite Revolving Credit Lenders are received by the Agent within a period of five (5) consecutive Business Days.

13.2. Acceleration. Unless stayed by judicial or statutory process, the Agent shall Accelerate the Liabilities on account of the Revolving Credit within a commercially reasonable time following:

(a) The Agent's giving of an Acceleration Notice to the Revolving Credit Lenders as provided in Section 13.1(a).

(b) The Agent's receipt of an Acceleration Notice from the SuperMajority Lenders, in compliance with Section 13.1(b).

13.3. Initiation of Liquidation. Unless stayed by judicial or statutory process, a Liquidation shall be initiated by the Agent within a commercially reasonable time following Acceleration of Liabilities on account of the Revolving Credit.

13.4. Actions At and Following Initiation of Liquidation

(a) At the initiation of a Liquidation the Agent and the Revolving Credit Lenders shall "net out" each Revolving Credit Lender's respective contributions towards the Revolving Credit Loans, so that each Revolving Credit Lender holds that Revolving Credit Lender's Revolving Credit Percentage Commitment of the Revolving Credit Loans and advances.

(b) Following the initiation of a Liquidation, each Revolving Credit Lender shall contribute, towards any L/C thereafter honored and not immediately reimbursed by the Borrowers, that Revolving Credit Lender's Revolving Credit Percentage Commitment of such honoring.

13.5. Agent's Conduct of Liquidation

(a) Any Liquidation shall be conducted by the Agent, with the advice and assistance of the Revolving Credit Lenders.

(b) The Agent may establish one or more Nominees to "bid in" or otherwise acquire ownership to any Post Foreclosure Asset.

(c) The Agent shall manage the Nominee and manage and dispose of any Post Foreclosure Assets with a view towards the realization of the economic benefits of the ownership of the Post Foreclosure Assets and in such regard, the Agent and/or the Nominee may operate, repair, manage, maintain, develop, and dispose of any Post Foreclosure Asset in such manner as the Agent determines as appropriate under the circumstances.

(d) The Agent may decline to undertake or to continue taking a course of action or to execute an action plan (whether proposed by the Agent or any Revolving Credit Lender) unless indemnified to the Agent's satisfaction by the Revolving Credit Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take that course of action or action plan.

(e) Each Revolving Credit Lender shall execute all such instruments and documents not inconsistent with the provisions of this Agreement as the Agent and/or the Nominee reasonably may request with respect to the creation and governance of any Nominee, the conduct of the Liquidation, and the management and disposition of any Post Foreclosure Asset.

13.6. Distribution of Liquidation Proceeds:

(a) The Agent may establish one or more reasonably funded reserve accounts into which proceeds of the conduct of any Liquidation may be deposited in anticipation of future expenses which may be incurred by the Agent in the exercise of rights as a secured creditor of the Borrowers and prior claims which the Agent anticipates may need to be paid.

(b) The Agent shall distribute the net proceeds of Liquidation in accordance with the relative priorities set forth in Section 13.7.

(c) Each Revolving Credit Lender, on the written request of the Agent and/or any Nominee, not more frequently than once each month, shall reimburse the Agent and/or any Nominee, pro-rata, for any cost or expense reasonably incurred by the Agent and/or the Nominee in the conduct of a Liquidation, which amount is not covered out of current proceeds of the Liquidation, which reimbursement shall be paid over to and distributed by the Agent.

13.7. Relative Priorities To Proceeds of Liquidation

(a) All distributions of proceeds of a Liquidation shall be net of payment over to the Agent as reimbursement for all reasonable third party costs and expenses incurred by the Agent and to Lenders' Special Counsel and to any funded reserve established pursuant to Section 13.6(a).

(b) The proceeds of a Liquidation, net of those amounts described in Section 12.2(c)(iv), shall be distributed based on the following priorities:

(i) To the Revolving Credit Lenders (other than any Delinquent Revolving Credit Lender), pro-rata, to the unpaid principal balance of the Revolving Credit; and then

(ii) To the Revolving Credit Lenders (other than any Delinquent Revolving Credit Lender), pro-rata, to accrued interest on the Revolving Credit; and then

(iii) To the Revolving Credit Lenders (other than any Delinquent Revolving Credit Lender), pro-rata, to those fees distributable hereunder to the Revolving Credit Lenders; and then

(iv) To any Delinquent Revolving Credit Lenders, pro-rata to amounts to which such Revolving Credit Lenders otherwise would have been entitled pursuant to Sections 13.7(b)(i), 13.7(b)(ii), 13.7(b)(iii); and then

(v) To the Revolving Credit Lenders, pro-rata, to the extent of the Revolving Credit Early Termination Fee; and then

(vi) To any other Liabilities.

Article 14 - The Agent:

14.1. Appointment of The Agent

(a) Each Lender appoints and designates Wells Fargo Retail Finance, LLC as the "Agent" hereunder and under the Loan Documents.

(b) Each Revolving Credit Lender authorizes the Agent:

(i) To execute those of the Loan Documents and all other instruments relating thereto to which the Agent is a party.

(ii) To take such action on behalf of the Revolving Credit Lenders and to exercise all such powers as are expressly delegated to the Agent hereunder and in the Loan Documents and all related documents, together with such other powers as are reasonably incident thereto.

14.2. Responsibilities of Agent

(a) The Agent shall not have any duties or responsibilities to, or any fiduciary relationship with, any Revolving Credit Lender except for those expressly set forth in this Agreement.

(b) Neither the Agent nor any of its Affiliates shall be responsible to any Revolving Credit Lender for any of the following:

(i) Any recitals, statements, representations or warranties made by any Borrower or any other Person.

(ii) Any appraisals or other assessments of the assets of any Borrower or of any other Person responsible for or on account of the Liabilities.

(iii) The value, validity, effectiveness, genuineness, enforceability, or sufficiency of the Loan Agreement, the Loan Documents or any other document referred to or provided for therein.

(iv) Any failure by any Borrower or any other Person (other than the Agent) to perform its obligations under the Loan Documents.

(c) The Agent may employ attorneys, accountants, and other professionals and agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such attorneys, accountants, and other professionals or agents or attorneys-in-fact selected by the Agent with reasonable care. No such attorney, accountant, other professional, agent, or attorney-in-fact shall be responsible for any action taken or omitted to be taken by any other such Person.

(d) Neither the Agent, nor any of its directors, officers, or employees shall be responsible for any action taken or omitted to be taken or omitted to be taken by any other of them in connection herewith in reliance upon advice of its counsel nor, in any other event except for any action taken or omitted to be taken as to which a final judicial determination has been or is made (in a proceeding in which such Person has had an opportunity to be heard) that such Person had acted in a grossly negligent manner, in actual bad faith, or in willful misconduct.

(e) The Agent shall not have any responsibility in any event for more funds than the Agent actually receives and collects.

(f) The Agent, in its separate capacity as a Lender, shall have the same rights and powers hereunder as any other Lender.

14.3. Concerning Distributions By the Agent

(a) The Agent in the Agent's reasonable discretion based upon the Agent's determination of the likelihood that additional payments will be received, expenses incurred, and/or claims made by third parties to all or a portion of such proceeds, may delay the distribution of any payment received on account of the Liabilities.

(b) The Agent may disburse funds prior to determining that the sums which the Agent expects to receive have been finally and unconditionally paid to the Agent. If and to the extent that the Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Revolving Credit Lender to whom the Agent made the funds available, on demand from the Agent, shall refund to the Agent the sum paid to that person.

(c) If, in the opinion of the Agent, the distribution of any amount received by the Agent might involve the Agent in liability, or might be prohibited hereby, or might be questioned by any Person, then the Agent may refrain from making distribution until the Agent's right to make distribution has been adjudicated by a court of competent jurisdiction.

(d) The proceeds of any Revolving Credit Lender's exercise of any right of, or in the nature of, set-off shall be deemed, First, to the extent that a Revolving Credit Lender is entitled to any distribution hereunder, to constitute such distribution and Second, shall be shared with the other Revolving Credit Lenders as if distributed pursuant to (and shall be deemed as distributions under) Section 13.7.

(e) Each Revolving Credit Lender recognizes that the crediting of the Borrowers with the "proceeds" of any transaction in which a Post Foreclosure Asset is acquired is a non-cash transaction and that, in consequence, no distribution of such "proceeds" will be made by the Agent to any Lender.

(f) In the event that (x) a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid or disgorged or (y) those Lenders adversely affected thereby determine to effect such repayment or disgorgement, then each Revolving Credit Lender to which any such distribution shall have been made shall repay, to the Agent which had made such distribution, that Revolving Credit Lender's pro-rata share of the amount so adjudged or determined to be repaid or disgorged.

14.4. Dispute Resolution. Any dispute among the Revolving Credit Lenders and/or the Agent concerning the interpretation, administration, or enforcement of the financing arrangements contemplated by this or any other Loan Document or the interpretation or administration of this or any other Loan Document which cannot be resolved amicably shall be resolved in the United States District Court for the District of Massachusetts, sitting in Boston or in the Superior Court of Suffolk County, Massachusetts, to the jurisdiction of which courts each Revolving Credit Lender hereto hereby submits.

14.5. Distributions of Notices and Other Documents. The Agent will forward to each Revolving Credit Lender, promptly after the Agent's receipt thereof, a copy of each notice or other document furnished to the Agent pursuant to this Agreement, including monthly, quarterly, and annual financial statements received from the Lead Borrower pursuant to Article 4.28 of this Agreement, other than any of the following:

(a) Routine communications associated with requests for Revolving Credit Loans and/or the issuance of L/C's.

(b) Routine or nonmaterial communications.

(c) Any notice or document required by any of the Loan Documents to be furnished to the Revolving Credit Lenders by the Lead Borrower.

(d) Any notice or document of which the Agent has knowledge that such notice or document had been forwarded to the Revolving Credit Lenders other than by the Agent.

14.6. Confidential Information

(a) Each Revolving Credit Lender will maintain, as confidential, all of the following:

(i) Proprietary approaches, techniques, and methods of analysis which are applied by the Agent in the administration of the credit facility contemplated by this Agreement.

(ii) Proprietary forms and formats utilized by the Agent in providing reports to the Revolving Credit Lenders pursuant hereto, which forms or formats are not of general currency.

(iii) The results of financial examinations, reviews, inventories, analysis, appraisals, and other information concerning, relating to, or in respect of any Borrower and prepared by or at the request of, or furnished to any of, the Revolving Credit Lenders by or on behalf of the Agent.

(b) Nothing included herein shall prohibit the disclosure of any such information as may be required to be provided by judicial process or by regulatory authorities having jurisdiction over any party to this Agreement.

14.7. Reliance by Agent. The Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telex, or facsimile) reasonably believed by the Agent to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of attorneys, accountants and other experts selected by the Agent. As to any matters not expressly provided for in this Agreement, any Loan Document, or in any other document referred to therein, the Agent shall in all events be fully protected in acting, or in refraining from acting, in accordance with the applicable Consent required by this Agreement. Instructions given with the requisite Consent shall be binding on all Revolving Credit Lenders.

14.8. Non-Reliance on Agent and Other Revolving Credit Lenders

(a) Each Revolving Credit Lender represents to all other Revolving Credit Lenders and to the Agent that such Revolving Credit Lender:

(i) Independently and without reliance on any representation or act by Agent or by any other Revolving Credit Lender, and based on such documents and information as that Revolving Credit Lender has deemed appropriate, has made such Revolving Credit Lender's own appraisal of the financial condition and affairs of the Borrowers and decision to enter into this Agreement.

(ii) Has relied upon that Revolving Credit Lender's review of the Loan Documents by that Revolving Credit Lender and by counsel to that Revolving Credit Lender as that Revolving Credit Lender deemed appropriate under the circumstances.

(b) Each Revolving Credit Lender agrees that such Revolving Credit Lender, independently and without reliance upon Agent or any other Revolving Credit Lender, and based upon such documents and information as such Revolving Credit Lender shall deem appropriate at the time, will continue to make such Revolving Credit Lender's own appraisals of the financial condition and affairs of the Borrowers when determining whether to take or not to take any discretionary action under this Agreement.

(c) The Agent, in the discharge of that Agent's duties hereunder, shall not

(i) Be required to make inquiry of, or to inspect the properties or books of, any Person.

(ii) Have any responsibility for the accuracy or completeness of any financial examination, review, inventory, analysis, appraisal, and other information concerning, relating to, or in respect of any Borrower and prepared by or at the request of, or furnished to any of, the Revolving Credit Lenders by or on behalf of the Agent.

(d) Except for notices, reports, and other documents and information expressly required to be furnished to the Revolving Credit Lenders by the Agent hereunder (as to which, see Section 14.5), the Agent shall not have any affirmative duty or responsibility to provide any Lender with any credit or other information concerning any Person, which information may come into the possession of Agent or any Affiliate of the Agent.

(e) Each Revolving Credit Lender, at such Revolving Credit Lender's request, shall have reasonable access to all nonprivileged documents in the possession of the Agent, which documents relate to the Agent's performance of its duties hereunder.

14.9. Indemnification. Without limiting the liabilities of the Borrowers under any this or any of the other Loan Documents, each Revolving Credit Lender shall indemnify the Agent, pro-rata, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including attorneys' reasonable fees and expenses and other out-of-pocket expenditures) which may at any time be imposed on, incurred by, or asserted against the Agent and in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to therein or the transactions contemplated thereby or the enforcement of any of terms hereof or thereof or of any such other documents, provided, however, no Revolving Credit Lender shall be liable for any of the foregoing to the extent that any of the foregoing arises from any action taken or omitted to be taken by the Agent as to which a final judicial determination has been or is made (in a proceeding in which the Agent has had an opportunity to be heard) that the Agent had acted in a grossly negligent manner, in actual bad faith, or in willful misconduct.

14.10. Resignation of Agent.

(a) The Agent may resign at any time by giving 60 days prior written notice thereof to the Revolving Credit Lenders. Upon receipt of any such notice of resignation, the SuperMajority Lenders shall have the right to appoint a successor to such Agent (and if no Event of Default has occurred, with the consent of the Lead Borrower, not to be unreasonably withheld and, in any event, deemed given by the Lead Borrower if no written objection is provided by the Lead Borrower to the (resigning) Agent within seven (7) Business Days notice of such proposed appointment). If a successor Agent shall not have been so appointed and accepted such appointment within 30 days after the giving of notice by the resigning Agent, then the resigning Agent may appoint a successor Agent, with the consent of the Lead Borrower (so long as no Event of Default shall have occurred and be continuing), such consent not to be unreasonably withheld or delayed, which shall be a financial institution having a combined capital and surplus in excess of $250,000,000.00. The consent of the Lead Borrower otherwise required by this Section 14.10(a) shall not be required if an Event of Default has occurred.

(b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor shall thereupon succeed to, and become vested with, all the rights, powers, privileges, and duties of the (resigning) Agent so replaced, and the (resigning) Agent shall be discharged from the (resigning) Agent's duties and obligations hereunder, other than on account of any responsibility for any action taken or omitted to be taken by the (resigning) Agent as to which a final judicial determination has been or is made (in a proceeding in which the (resigning) Person has had an opportunity to be heard) that such Person had acted in a grossly negligent manner or in bad faith.

(c) After any retiring Agent's resignation, the provisions of this Agreement and of all other Loan Documents shall continue in effect for the retiring Person's benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Article 15 - Action By Agent - Consents - Amendments - Waivers:

15.1. Administration of Credit Facilities.

(a) Except as otherwise specifically provided in this Agreement, the Agent may take any action with respect to the credit facility contemplated by the Loan Documents as the Agent determines to be appropriate , provided, however, the Agent is not under any affirmative obligation to take any action which it is not required by this Agreement or the Loan Documents specifically to so take.

(b) Except as specifically provided in the following Sections of this Agreement, whenever a Loan Document or this Agreement provides that action may be taken or omitted to be taken in an Agent's discretion, the Agent shall have the sole right to take, or refrain from taking, such action without, and notwithstanding, any vote of the Revolving Credit Lender:

Actions Described in Section	Type of Consent Required

15.2	Majority Lenders
15.3	SuperMajority Lenders
15.4	Certain Consent
15.5	Unanimous Consent
15.6	Consent of the Agent

(c) The rights granted to the Revolving Credit Lenders in those sections referenced in Section 15.1(b) shall not otherwise limit or impair the Agent's exercise of its discretion under the Loan Documents.

15.2. Actions Requiring or On Direction of Majority Lenders. Except as otherwise provided in this Agreement, the Consent or direction of the Majority Lenders is required for any amendment, waiver, or modification of any Loan Document.

15.3. Actions Requiring or On Direction of SuperMajority Lenders. The Consent or direction of the SuperMajority Lenders is required as follows:

(a) The SuperMajority Lenders may direct the Agent to require the prompt repayment of Protective OverAdvances have been outstanding for more than 45 consecutive Business Days or more than twice in any twelve month period (the Revolving Credit Lenders recognizing that, except as described in this Section 15.3(a), any loan or advance under the Revolving Credit which results in a Protective OverAdvance may be made by the Agent in its discretion without the Consent of the Revolving Credit Lenders and that each Revolving Credit Lender shall be bound thereby.

(b) The SuperMajority Lenders may direct the Agent to suspend the Revolving Credit (including the making of any Protective OverAdvances), if any Borrower is then In Default, following which direction, and for as long as a Borrower is In Default, the only Revolving Credit Loans which may be made are the following:

(i) Protective OverAdvances not otherwise terminated as provided in 15.3(a).

(ii) Revolving Credit Loans made to "cover" the honoring of L/C's.

(iii) Revolving Credit Loans made with Consent of the SuperMajority Lenders.

(c) The SuperMajority Lenders may undertake the following if an Event of Default has occurred and not been duly waived, :

(i) Give the Agent an Acceleration Notice in accordance with Section 13.1(b).

(ii) Direct the Agent to increase the rate of interest to the default rate of interest as provided in, and to the extent permitted by, this Agreement.

(d) The Consent of the SuperMajority Lenders shall be required to authorize the Agent to affirmatively subordinate the Liabilities to any material obligation of any Borrower, unless such subordination is otherwise required pursuant to this or is permitted by this Agreement.

15.4. Action Requiring Certain Consent.  The Consent or direction of the following is required for the following actions:

(a) Any forgiveness of all or any portion of any payment Liability: All Lenders whose payment Liability is being so forgiven: (other than any Delinquent Revolving Credit Lender).

(b) Any decrease in any interest rate or fee payable under any of the Loan Documents (other than any fee payable to the Agent (for which the consent of the Agent shall be required): A Lenders adversely affected thereby (other than any Delinquent Revolving Credit Lender).

(c) Any waiver, amendment, or modification which has the effect of increasing any Revolving Credit Dollar Commitment or Revolving Credit Percentage Commitment shall be subject to the Consent of all Revolving Credit Lenders (other than any Delinquent Revolving Credit Lender) except that no Consent shall be required for any such increase which is the result of the application of the following Sections of this Agreement:

(i) Section 15.9 (which relates to NonConsenting Revolving Credit Lenders).

(ii) Section 16.1 (which relates to assignments and assumptions).

(d) Volitional Disgorgement as described in 14.3(f): Each Lender (other than any Delinquent Revolving Credit Lender) which is adversely affected thereby.

15.5. Actions Requiring or Directed By Unanimous Consent. None of the following may take place except with Unanimous Consent:

(a) Any release of a material portion of the Collateral, but such Consent to such release is not required if any of the following conditions is satisfied:

(i) Such release is otherwise required or provided for in the Loan Documents.

(ii) Such release is being made to facilitate a Liquidation.

(iii) No OverLoan exists immediately after giving effect to the application to the Loan Account of the net proceeds received on account of the transaction in which such release is made but only where any of the following conditions is not satisfied:

(b) Any amendment of the Definitions of "Borrowing Base" or "Availability" or of any Definition of any component thereof, such that more credit would be available to the Borrowers, based on the same assets, as would have been available to the Borrowers immediately prior to such amendment , it being understood, however, that:

(i) The foregoing shall not limit the adjustment by the Agent of any Reserve in the Agent's administration of the Revolving Credit as otherwise permitted by this Agreement.

(ii) The foregoing shall not prevent the Agent, in its administration of the Revolving Credit, from restoring any component of Borrowing Base which had been lowered by the Agent back to the value of such component, as stated in this Agreement or to an intermediate value.

(iii) The amendment of any financial performance covenant to which direct or indirect reference is made in the Definition of "Availability" or "Borrowing Base" or in the Definition of any component thereof shall be subject to amendment as otherwise provided in this Agreement (and by Consent of the Majority Lenders if not subject to any other specific provision of this Agreement).

(c) Any release of any Person obligated on account of the Liabilities.

(d) The making of any Revolving Credit Loan which, when made, exceeds Availability and is not a Protective OverAdvance, subject, however, to the following:

(i) No Consent is required in connection with the making of any Revolving Credit Loan to "cover" any honoring of a drawing under any L/C.

(ii) Each Lender recognizes that subsequent to the making of a Revolving Credit Loan which does not constitute a Protective OverAdvance, the unpaid principal balance of the Loan Account may exceed Borrowing Base on account of changed circumstances beyond the control of the Agent (such as a drop in collateral value).

(e) Any amendment which has the effect of limiting the Agent's right or ability to make Protective OverAdvances.

(f) The waiver of the obligation of the Borrowers to reduce the unpaid principal balance of loans under the Revolving Credit to an amount so that no OverLoan (other than a Protective OverAdvance) is outstanding.

(g) Any amendment of this Article 15 - .

(h) Amendment of any of the following Definitions:

"Majority Lender"

"Protective OverAdvance"

"SuperMajority Lenders

"Unanimous Consent"

15.6. Actions Requiring Agent's Consent.

(a) No action, amendment, or waiver of compliance with, any provision of the Loan Documents or of this Agreement which affects the Agent in its capacity as Agent may be undertaken without the written consent of the Agent.

(b) No action referenced herein which affects the rights, duties, obligations, or liabilities of the Agent shall be effective without the written consent of the Agent.

15.7. Miscellaneous Actions

(a) Notwithstanding any other provision of this Agreement, no single Revolving Credit Lender independently may exercise any right of action or enforcement against or with respect to any Borrower.

(b) The Agent shall be fully justified in failing or refusing to take action under this Agreement or any Loan Document on behalf of any Revolving Credit Lender unless the Agent shall first

(i) receive such clear, unambiguous, written instructions as the Agent deems appropriate; and

(ii) be indemnified to the Agent's satisfaction by the Revolving Credit Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action, unless such action had been grossly negligent, in willful misconduct, or in bad faith.

(c) The Agent may establish reasonable procedures for the providing of direction and instructions from the Revolving Credit Lenders to the Agent, including its reliance on multiple counterparts, facsimile transmissions, and time limits within which such direction and instructions must be received in order to be included in a determination of whether the requisite Lenders have provided their direction, Consent, or instructions.

15.8. Actions Requiring Lead Borrower's Consent. The Lead Borrower's consent is required for any amendment of this Agreement, except that each of the following Articles of this Agreement may be amended without the consent of the Lead Borrower:

Article	Title of Article

12	Revolving Credit Fundings and Distributions
13	Acceleration and Liquidation
14	The Agent
15	Action By Agents - Consents - Amendments - Waivers
16	Assignments and Participations

15.9. NonConsenting Revolving Credit Lender

(a) In the event that a Revolving Credit Lender (in this Section 15.9, a "NonConsenting Revolving Credit Lender") does not provide its Consent to a proposal by the Agent to take action which requires consent under this Article 15, then one or more Revolving Credit Lenders who provided Consent to such action may require the assignment, without recourse and in accordance with the procedures outlined in Section 16.1, below, of the NonConsenting Revolving Credit Lender's commitment hereunder on fifteen (15) days written notice to the Agent and to the NonConsenting Revolving Credit Lender.

(b) At the end of such fifteen (15) days, and provided that the NonConsenting Revolving Credit Lender delivers the Revolving Credit Note held by the NonConsenting Revolving Credit Lender to the Agent, the Revolving Credit Lenders who have given such written notice shall Transfer the following to the NonConsenting Revolving Credit Lender:

(i) Such NonConsenting Revolving Credit Lender's pro-rata share of the principal and interest of the Revolving Credit Loans to the date of such assignment.

(ii) All fees distributable hereunder to the NonConsenting Revolving Credit Lender to the date of such assignment.

(iii) Any out-of-pocket costs and expenses for which the NonConsenting Revolving Credit Lender is entitled to reimbursement from the Borrowers.

(c) In the event that the NonConsenting Revolving Credit Lender fails to deliver to the Agent the Revolving Credit Note held by the NonConsenting Revolving Credit Lender as provided in Section 15.9(b), then:

(i) The amount otherwise to be Transferred to the NonConsenting Revolving Credit Lender shall be Transferred to the Agent and held by the Agent, without interest, to be turned over to the NonConsenting Revolving Credit Lender upon delivery of the Revolving Credit Note held by that NonConsenting Revolving Credit Lender.

(ii) The Revolving Credit Note held by the NonConsenting Revolving Credit Lender shall have no force or effect whatsoever.

(iii) The NonConsenting Revolving Credit Lender shall cease to be a "Revolving Credit Lender".

(iv) The Revolving Credit Lender(s) which have Transferred the amount to the Agent as described above shall have succeeded to all rights and become subject to all of the obligations of the NonConsenting Revolving Credit Lender as "Revolving Credit Lender".

(d) In the event that more than One (1) Revolving Credit Lender wishes to require such assignment, the NonConsenting Revolving Credit Lender's commitment hereunder shall be divided among such Revolving Credit Lenders, pro-rata based upon their respective Revolving Credit Percentage Commitments, with the Agent coordinating such transaction.

(e) The Agent shall coordinate the retirement of the Revolving Credit Note held by the NonConsenting Revolving Credit Lender and the issuance of Revolving Credit Notes to those Revolving Credit Lenders which "take-out" such NonConsenting Revolving Credit Lender, provided, however, no processing fee otherwise to be paid as provided in Section 16.2(b) shall be due under such circumstances.

Article 16 - Assignments By Revolving Credit Lenders:

16.1. Assignments and Assumptions:

(a) Except as provided herein, each Revolving Credit Lender (in this Section 16.1(a), an "Assigning Revolving Credit Lender") may assign to one or more Eligible Assignees (in this Section 16.1(a), each an "Assignee Revolving Credit Lender") all or a portion of that Revolving Credit Lender's interests, rights and obligations under this Agreement and the Loan Documents (including all or a portion of its Commitment) and the same portion of the Revolving Credit Loans at the time owing to it, and of the Revolving Credit Note held by the Assigning Revolving Credit Lender, provided that:

(i) The Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld, but need not be given if the proposed assignment would result in any resulting Revolving Credit Lender's having a Dollar Commitment of less than the "minimum hold" amount specified in Section 16.1(a)(iii) or if there would be more than Three (3) Revolving Credit Lenders.

(ii) Each such assignment shall be of a constant, and not a varying, percentage of all the Assigning Revolving Credit Lender's rights and obligations under this Agreement.

(iii) Following the effectiveness of such assignment, the Assigning Revolving Credit Lender's Dollar Commitment (if not an assignment of all of the Assigning Revolving Credit Lender's Commitment) shall not be less than $5,000,000.00.

16.2. Assignment Procedures. (This Section 16.2 describes the procedures to be followed in connection with an assignment effected pursuant to this Article 16 - and permitted by Section 16.1).

(a) The parties to such an assignment shall execute and deliver to the Agent, for recording in the Register, an Assignment and Acceptance substantially in the form of EXHIBIT 16.2, annexed hereto.

(b) The Assigning Revolving Credit Lender shall deliver to the Agent, with such Assignment and Acceptance, the Revolving Credit Note held by the subject Assigning Revolving Credit Lender and the Agent's processing fee of $2,500.00, provided, however, no such processing fee shall be due where the Assigning Revolving Credit Lender is one of the Revolving Credit Lenders at the initial execution of this Agreement.

(c) The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Revolving Credit Lenders and of the Revolving Credit Percentage Commitment and Revolving Credit Percentage Commitment of each Revolving Credit Lender. The Register shall be available for inspection by the Revolving Credit Lenders at any reasonable time and from time to time upon reasonable prior notice. In the absence of manifest error, the entries in the Register shall be conclusive and binding on all Revolving Credit Lenders. The Agent and the Revolving Credit Lenders may treat each Person whose name is recorded in the Register as a "Revolving Credit Lender" hereunder for all purposes of this Agreement.

(d) The Assigning Revolving Credit Lender and Assignee Revolving Credit Lender, directly between themselves, shall make all appropriate adjustments in payments for periods prior to the effective date of an Assignment and Assumption.

16.3. Effect of Assignment.

(a) From and after the effective date specified in an Assignment and Acceptance which has been executed, delivered, and recorded (which effective date the Agent may delay by up to Five (5) Business Days after the delivery of such Assignment and Acceptance):

(i) The Assignee Revolving Credit Lender:

(A) Shall be a party to this Agreement and the Loan Documents (and to any amendments thereof) as fully as if the Assignee Revolving Credit Lender had executed each.

(B) Shall have the rights of a Revolving Credit Lender hereunder to the extent of the Revolving Credit Percentage Commitment and Revolving Credit Percentage Commitment assigned by such Assignment and Acceptance.

(ii) The Assigning Revolving Credit Lender shall be released from the Assigning Revolving Credit Lender's obligations under this Agreement and the Loan Documents to the extent of the Commitment assigned by such Assignment and Acceptance.

(iii) The Agent shall undertake to obtain and distribute replacement Revolving Credit Notes to the subject Assigning Revolving Credit Lender and Assignee Revolving Credit Lender.

(b) By executing and delivering an Assignment and Acceptance, the parties thereto confirm to and agree with each other and with all parties to this Agreement as to those matters which are set forth in the subject Assignment and Acceptance.

Article 17 - Notices:

17.1. Notice Addresses. All notices, demands, and other communications made in respect of any Loan Document (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Agent:

Wells Fargo Retail Finance, LLC
One Boston Place - - 18th Floor
Boston, Massachusetts 02108
Attention: David Molinario, Vice President
Fax:             617-523-4032

With a copy to:

Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attention: Donald E. Rothman, Esquire
Fax: 617-880-3456

If to the Lead Borrower and all Borrowers:

DrugMax, Inc.
312 Farmington Avenue
Farmington, Connecticut 06032
Attention: Edgardo A. Mercadante
Fax: 860- 679-9337

With a copy to:

Robinson & Cole LLP
280 Trumbull Street
Hartford, Connecticut 06103-3597
Attention: John B. Lynch, Esquire
Fax: 860-275-8299

17.2. Notice Given.

(a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i) By mail: the sooner of when actually received or Three (3) days following deposit in the United States mail, postage prepaid.

(ii) By recognized overnight express delivery: the Business Day following the day when sent.

(iii) By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

(iv) By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of the then next Business Day.

(b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

17.3. Wire Instructions. Notice Given. Subject to change in the same manner that a notice address may be changed (as to which, see Section 17.1), wire transfers to the Agent shall be made in accordance with the following wire instructions:

Wells Fargo Bank
San Francisco, CA
ABA Number: # 121-000-248
Account Name: Wells Fargo Retail Finance, LLC
Account Number: 4945088607:
Reference: DrugMax, Inc.

Article 18 - Term:

18.1. Termination of Revolving Credit. The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2.6) until the Termination Date.

18.2. Actions On Termination.

(a) On the Termination Date, the Borrowers shall pay the Agent (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the following:

(i) The entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans).

(ii) Any payments due on account of the indemnification obligations included in Section 2.10(e).

(iii) Any accrued and unpaid Unused Line Fee.

(iv) Any applicable Revolving Credit Early Termination Fee.

(v) Any remaining installment of any fees owed to the Agent under the Fee Letter.

(vi) All unreimbursed costs and expenses of the Agent and of Lenders' Special Counsel for which each Borrower is responsible.

(vii) All other Liabilities.

(b) On the Termination Date, the Borrowers shall also shall make such arrangements concerning any L/C's then outstanding, any Bank Products and Bank Product Obligations, and with respect to any other continuing Liabilities (such as the Borrower's continuing Liability to reimburse the Lender as set forth in Section 19.9) and continuing indemnification Liability set forth in Section 19.13 as are reasonably satisfactory to the Agent.

(c) Until such payment (Section 18.2(a))) and arrangements concerning L/C's, Bank Products, and Bank Product Obligations (Section 18.2(b)), all provisions of this Agreement, other than those included in Article 2 which place any obligation on the Agent or any Revolving Credit Lender to make any loans or advances or to provide any financial accommodations to any Borrower shall remain in full force and effect until all Liabilities shall have been paid in full.

(d) The release by the Agent of the Collateral Interests granted the Agent by the Borrowers hereunder may be upon such conditions and indemnifications as the Agent may require.

Article 19 - General:

19.1. Protection of Collateral. The Agent has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Agent.

19.2. Publicity. The Agent may issue a "tombstone" notice of the establishment of the credit facility contemplated by this Agreement and may make reference to each Borrower (and may utilize any logo or other distinctive symbol associated with each Borrower) in connection with any advertising, promotion, or marketing (including reference in any "case study" of the creditor facility contemplated hereby) undertaken by the Agent.

19.3. Successors and Assigns. This Agreement shall be binding upon the Borrowers and their respective representatives, successors, and assigns and shall inure to the benefit of the Agent and each Revolving Credit Lender and their respective successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to any Borrower shall have any rights hereunder. In the event that the Agent or any Revolving Credit Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder and such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.

19.4. Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

19.5. Amendments. Course of Dealing.

(a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between each Borrower and the Agent and each Revolving Credit Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Agent or any Revolving Credit Lender to give notice to the Lead Borrower of any Borrower's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Agent to the manner by which Borrowing Base is determined shall obligate the Agent to continue to determine Borrowing Base in that manner.

(b) Each Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Agent. Subject to Article 15, no consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Agent then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Agent shall be in reliance upon all representations and warranties theretofore made to the Agent by or on behalf of the Borrowers (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

19.6. Power of Attorney. In connection with all powers of attorney included in this Agreement, each Borrower hereby grants unto the Agent (acting through any of its officers) full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as that Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by any Borrower and each shall survive the same. All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

19.7. Application of Proceeds. The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Agent determines in its sole discretion, consistent, however, with Sections 13.6 and 13.7 and any other applicable provisions of this Agreement. The Borrowers shall remain liable for any deficiency remaining following such application.

19.8. Increased Costs. If, as a result of any Requirement of Law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

(a) subjects any Revolving Credit Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by any Borrower to the Agent or any Revolving Credit Lender under this Agreement (except for taxes on the Agent or any Revolving Credit Lender based on net income or capital imposed by the jurisdiction in which the principal or lending offices of the Agent or that Revolving Credit Lender are located);

(b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of any Revolving Credit Lender;

(c) imposes on any Revolving Credit Lender any other condition with respect to any Loan Document; or

(d) imposes on any Revolving Credit Lender a requirement to maintain or allocate capital in relation to the Liabilities;

and the result of any of the foregoing, in such Revolving Credit Lender's reasonable opinion, is to increase the cost to that Revolving Credit Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by that Revolving Credit Lender in respect of any loan, advance or financial accommodation by an amount which that Revolving Credit Lender deems to be material, then upon written notice from the Agent, from time to time, to the Lead Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrowers shall forthwith pay to the Agent, for the benefit of the subject Revolving Credit Lender, upon receipt of such notice, that amount which shall compensate the subject Revolving Credit Lender for such additional cost or reduction in income.

19.9. Costs and Expenses of the Agent.

(a) The Borrowers shall pay from time to time on demand all Costs of Collection and all reasonable costs, expenses, and disbursements (including attorneys' reasonable fees and expenses) which are incurred by the Agent in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities.

(b) The Borrowers shall pay from time to time on demand all reasonable costs and expenses (including attorneys' reasonable fees and expenses) incurred, following the occurrence of any Event of Default, by the Revolving Credit Lenders to Lenders' Special Counsel.

(c) Each Borrower authorizes the Agent to pay all such fees and expenses and in the Agent's discretion, to add such fees and expenses to the Loan Account, provided that notice of such payment shall be given to Lead Borrower.

(d) The undertaking on the part of each Borrower in this Section 19.9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of any Borrower, other than a termination, release, or discharge which makes specific reference to this Section 19.9.

19.10. Copies and Facsimiles. Each Loan Document and all documents and papers which relates thereto which have been or may be hereinafter furnished the Agent or any Revolving Credit Lender may be reproduced by that Revolving Credit Lender or by the Agent by any photographic, microfilm, xerographic, digital imaging, or other process, and such Person making such reproduction may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

19.11. Massachusetts Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the law of The Commonwealth of Massachusetts.

19.12. Consent to Jurisdiction.

(a) Each Borrower agrees that any legal action, proceeding, case, or controversy against any Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Agent may elect in the Agent's sole discretion. By execution and delivery of this Agreement, each Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

(b) Each Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Lead Borrower at the Lead Borrower's address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

(c) Each Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

(d) Nothing herein shall affect the right of the Agent to bring legal actions or proceedings in any other competent jurisdiction.

(e) Each Borrower agrees that any action commenced by any Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

19.13. Indemnification. Each Borrower shall indemnify, defend, and hold the Agent and each Revolving Credit Lender and any Participant and any of their respective employees, officers, or agents (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by any Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees, expenses, and disbursements in connection therewith) on account of the relationship of the Borrowers or of any other guarantor or endorser of the Liabilities, including all costs, expenses, liabilities, and damages as may be suffered by any Indemnified Person in connection with (x) the Collateral; (y) the occurrence of any Event of Default; or (z) the exercise of any rights or remedies under any of the Loan Documents (each of such claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender's selection, but at the expense of the Borrowers) other than any claim as to which a final determination is made in a judicial proceeding (in which the Agent and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrowers, other than a termination, release, or discharge duly executed on behalf of the Agent which makes specific reference to this Section 19.13.

19.14. Rules of Construction. The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(a) Unless otherwise specifically provided for herein (and then only to the extent so provided), interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 360 day year and actual days elapsed.

(b) Words in the singular include the plural and words in the plural include the singular.

(c) Unless otherwise specifically provided for herein or in a specific Loan Document (and then only to the extent so provided), as between the parties hereto or to any Loan Document, the definitions of the following terms, as included in the UCC, are deemed to be as follows for purposes of the performance of obligations arising under or in respect of any Loan Document:

(i) "Authenticate" means "signed".

(ii) "Record" means written information in a tangible form.

(d) Cross references to Sections in this Agreement begin with the Article in which that Section appears, and then the Section to which reference is made.

(e) Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument's meaning, construction, or effect.

(f) The words "includes" and "including" are not limiting.

(g) Text which follows the words "including, without limitation" (or similar words) is illustrative and not limitational.

(h) Text which is shown in italics (except for parenthesized italicized text), shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

(i) The words "may not" are prohibitive and not permissive.

(j) Any reference to a Person's "knowledge" (or words of similar import) are to such Person's knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such "knowledge" (whether or not such investigation has actually been undertaken).

(k) Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

(l) The term "Dollars" and the symbol "$" each refers to United States Dollars.

(m) Unless limited by reference to a particular Section or provision, any reference to "herein", "hereof", or "within" is to the entire Loan Document in which such reference is made.

(n) References to "this Agreement" or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

(o) Except as otherwise specifically provided, all references to time are to Boston, Massachusetts, time.

(p) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

(i) Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

(ii) The word "from" means "from and including".

(iii) The words "to" and "until" each mean "to, but excluding".

(iv) The word "through" means "to and including".

(q) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 19.15, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

19.15. Intent. It is intended that:

(a) This Agreement take effect as a sealed instrument.

(b) The scope of all Collateral Interests created by any Borrower to secure the Liabilities be broadly construed in favor of the Agent and that they cover all assets of each Borrower.

(c) All Collateral Interests created in favor of the Agent at any time and from time to time secure all Liabilities, whether now existing or contemplated or hereafter arising.

(d) All reasonable costs, expenses, and disbursements incurred by the Agent and, to the extent provided in Section 19.9 each Revolving Credit Lender, in connection with such Person's relationship(s) with any Borrower shall be borne by the Borrowers.

(e) Unless otherwise explicitly provided herein, the Agent's consent to any action of any Borrower which is prohibited unless such consent is given may be given or refused by the Agent in its sole discretion and without reference to Section 2.17(a).

19.16. Right of Set-Off. Any and all deposits or other sums at any time credited by or due to any Borrower from the Agent or any Revolving Credit Lender or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of any Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of each Borrower to the Agent and such Revolving Credit Lender or any Participant or such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time following the occurrence and during the continuance of an Event of Default, whether or not such are then due and whether or not other collateral is then available to the Agent or that Revolving Credit Lender.

19.17. Pledges To Federal Reserve Banks. Nothing included in this Agreement shall prevent or limit any Revolving Credit Lender, to the extent that such Revolving Credit Lender is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341) from pledging all or any portion of that Lender's interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the pledging Revolving Credit Lender from any of its obligations hereunder or under any of the Loan Documents.

19.18. Maximum Interest Rate. Regardless of any provision of any Loan Document, neither the Agent nor any Revolving Credit Lender shall be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by Applicable Law. Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were "Collateral."

19.19. Waivers.

(a) Each Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 19.19(b), below, knowingly, voluntarily, and intentionally, and understands that Agent and each Revolving Credit Lender, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrowers as provided herein, whether not or in the future, is relying on such waivers.

(b) EACH BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

(i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

(ii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Agent's exercising of the Agent's rights upon default.

(iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE AGENT OR ANY REVOLVING CREDIT LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE AGENT OR ANY REVOLVING CREDIT LENDER OR IN WHICH THE AGENT OR ANY REVOLVING CREDIT LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY BORROWER OR ANY OTHER PERSON AND THE AGENT AND EACH REVOLVING CREDIT LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

(iv) The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Agent may or may become entitled to take hereunder.

(v) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Agent, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(vi) Any claim to consequential, special, or punitive damages.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

LEAD BORROWER

DRUGMAX, INC., a Nevada corporation

By:_________________________________

Print Name:__________________________

Title:_______________________________

BORROWERS

VALLEY DRUG COMPANY, an Ohio corporation

By:_________________________________

Print Name:__________________________

Title: _______________________________

VALLEY DRUG COMPANY SOUTH, a Louisiana corporation

By:_________________________________

Print Name:__________________________

Title: _______________________________

FAMILYMEDS, INC., a Connecticut corporation

By:_________________________________

Print Name:__________________________

Title: _______________________________

S/1

AGENT

WELLS FARGO RETAIL FINANCE, LLC

By_________________________________

Print Name:__________________________

Title:_______________________________

REVOLVING CREDIT LENDERS

WELLS FARGO RETAIL FINANCE, LLC

By:________________________________

Print Name:_________________________

Title:_______________________________

S/2